INDEX TO FINANCIAL STATEMENTS

                                                                          Page
ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

Report of Independent Auditors                                             F-2
Consolidated Balance Sheets at December 31, 1994 and 1995
   and September 30, 1996 (Unaudited)                                      F-3
Consolidated Statements of Operations for the years ended
   December 31, 1993, 1994, and 1995 and for the nine months
   ended September 30, 1995 and 1996 (Unaudited)                           F-5
Consolidated Statements of Shareholders' Equity for the years ended December 31, 1993,  1994,  and 1995 and for the  nine
   months  ended  September  30,  1996 (Unaudited)                         F-7
Consolidated  Statements  of Cash Flows for the years ended
   December  31, 1993, 1994,  and 1995 and for the nine  months
   ended  September  30, 1995 and 1996 (Unaudited)                         F-9
Notes to Consolidated Financial Statements                                 F-12
Supplemental Information Relating to Oil and Gas Producing Companies       F-34

CGGS CANADIAN GAS GATHERING SYSTEMS INC.

Auditors' Report to the Directors                                          F-38
Balance Sheets at October 31, 1994 and 1995
   and October 31, 1996 (Unaudited)                                        F-39
Statements of Earnings (Loss) and Deficit for the years ended
   October 31, 1993, 1994, and 1995 and for the year ended
   October 31, 1996 (Unaudited)                                            F-40
Statements of Changes in  Financial  Position  for the years ended  October 31, 1993, 1994, and 1995 and for the year ended
   October 31, 1996 (Unaudited)                                            F-41
Notes to Financial Statements                                              F-42

ENSERCH EXPLORATION, INC.'S WAMSUTTER AREA PACKAGE

Independent Auditors' Report                                               F-49
Statements of Revenues and Direct Operating Expenses for the
  years ended December 31, 1993, 1994, and 1995 and for the
  nine months ended September 30, 1995 and 1996 (Unaudited)                F-50
Notes to Statements of Revenues and Direct Operating Expenses              F-51

CERTAIN OVERRIDING ROYALTY INTERESTS IN THE PORTILLA FIELD ACQUIRED BY
   ABRAXAS PETROLEUM CORPORATION

Report of Independent Auditors                                             F-53
Statements of Combined Oil and Gas Revenues and Direct
  Operating  Expenses for the years ended December 31, 1994
  and 1995 and for the nine months ended September 30, 1995
  and 1996 (Unaudited)                                                     F-54
Notes to Statements of Combined Oil and Gas Revenues and
   Direct Operating Expenses                                               F-55

CANADIAN ABRAXAS PETROLEUM LIMITED

Report of Independent Auditors                                             F-59
Balance Sheet at September 30, 1996                                        F-60
Note to Balance Sheet                                                      F-61

                         Report of Independent Auditors



The Board of Directors and Shareholders
Abraxas Petroleum Corporation

         We have audited the accompanying consolidated balance sheets of Abraxas Petroleum Corporation and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Abraxas Petroleum Corporation and Subsidiaries at December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                                              ERNST & YOUNG LLP

San Antonio, Texas
March 19, 1996, except for paragraph 2
   of Note 16, as to which the date is March 21, 1996



                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS

                                                                       December 31                  September 30
                                                          --------------------------------------
                                                                1994                1995                1996
                                                          ------------------ ------------------- -------------------
                                                                                                    (Unaudited)

Current assets:
  Cash .............................................        $       5,297      $   4,249,767       $   9,992,902
   Accounts receivable, less allowance for doubtful
     accounts of $44,369, $35,900, and $35,900 at
     December 31, 1994 and 1995, and September 30,
     1996, respectively:
       Joint owners .................................            1,260,090          1,334,873             593,481
       Oil and gas production sales .................            2,206,037          2,945,681           2,748,505
       Affiliates, officers, and shareholders .......               66,497             53,224              59,463
       Other ........................................               54,646             60,367             563,081
                                                          ------------------ ------------------- -------------------
                                                                 3,587,270          4,394,145           3,964,530

   Equipment inventory ..............................               51,309             80,070             142,023
   Other current assets .............................              126,664            124,820             138,986
                                                          ------------------ ------------------- -------------------
     Total current assets ...........................            3,770,540          8,848,802          14,238,441

Property and equipment:
   Oil and gas properties,  including  $8,000,000
     excluded from the amortization base at September
     30, 1996 and gas  processing  plants,  less
     accumulated  depreciation,  depletion, and
     amortization of $24,338,518, $29,651,521, and
     $37,601,185 at December 31, 1994 and 1995, and
     September 30, 1996, respectively ...............           70,178,563         74,475,683         111,103,581
   Other property and equipment:
     Land ...........................................              152,536            139,466             139,466
     Equipment ......................................              552,906            692,508             969,835
     Leasehold improvements .........................                    -             37,430             129,398
     Less accumulated depreciation and amortization .             (146,158)          (266,686)           (366,586)
                                                          ------------------ ------------------- -------------------
Net property and equipment ..........................           70,737,847         75,078,401         111,975,694
Investments in and advances to oil and gas
   partnership ........................................                  -                  -           2,396,992
Deferred financing fees, net of accumulated
   amortization of $75,000, $289,231, and
   $850,650 at December 31, 1994 and 1995,
   and September 30, 1996, respectively .............              381,284            353,514             970,807
Restricted cash .....................................              130,000            134,419              91,160
Marketable securities ...............................              326,000            326,000                   -
Other assets ........................................               15,188            326,222             766,994
                                                          ------------------ ------------------- -------------------
   Total assets .......................................      $  75,360,859      $  85,067,358       $ 130,440,088
                                                          ================== =================== ===================

                             See accompanying notes.


                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS (CONTINUED)


                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                       December 31                  September 30
                                                          --------------------------------------
                                                                1994                1995                1996
                                                          ------------------ ------------------- -------------------
                                                                                                     (Unaudited)
Current liabilities:
   Accounts payable .................................        $   3,813,272      $   3,928,824       $   4,694,034
   Oil and gas production payable ...................              867,756          1,787,152           1,414,212
   Accrued interest .................................              336,268            362,750                   -
   Other accrued expenses ...........................              116,806             46,207             356,263
   Dividends payable on preferred stock .............               91,462             91,482              91,482
   Liabilities related to discontinued operations ...              150,000                  -                   -
                                                          ------------------ ------------------- -------------------
     Total current liabilities .......................           5,375,564          6,216,415           6,555,991
Long-term debt:
   Financing agreements .............................           40,906,652         41,556,651          85,000,000
   Principal shareholder ............................              328,259                  -                   -
                                                          ------------------ ------------------- -------------------
                                                                41,234,911         41,556,651          85,000,000

Other long-term obligations .........................               61,696             44,737             123,538
Deferred income taxes ...............................              186,749            186,749             186,749
Minority interest in foreign subsidiary .............                    -                  -           2,153,223

Commitments and contingencies

Shareholders' equity:
   Preferred  stock 8%,  authorized  1,000,000
     shares;  issued and  outstanding 45,741 shares
     at December 31, 1994 and 1995, and at September
     30, 1996 .......................................            4,574,100                457                 457
   Common stock, par value $.01 per share -
     authorized 50,000,000 shares; issued and
     outstanding 4,461,890, 5,799,762, and 5,804,812
     shares at December 31, 1994 and 1995, and
     September 30, 1996, respectively ...............               44,620             57,999              58,050
   Additional paid-in capital .......................           36,216,694         50,914,078          50,920,154
   Unrealized holding loss on securities ............             (244,000)          (244,000)                  -
   Retained deficit .................................          (12,089,475)       (13,663,903)        (14,184,400)
   Treasury stock, at cost, -0- , 2,571, and 70,711
     shares at December 31, 1994 and 1995, and
     September 30, 1996, respectively ...............                    -             (1,825)           (374,079)
   Foreign currency translation adjustment ............                  -                  -                 405
                                                          ------------------ ------------------- -------------------

Total shareholders' equity ..........................           28,501,939         37,062,806          36,420,587
                                                          ------------------ ------------------- -------------------
     Total liabilities and shareholders' equity              $  75,360,859      $  85,067,358       $ 130,440,088
                                                          ================== =================== ===================




                             See accompanying notes.



                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                           Nine Months Ended
                                         Year Ended December 31                              September 30
                        --------------------------------------------------------- ------------------------------------
                              1993               1994                1995               1995               1996
                        ----------------- ------------------- ------------------- ----------------- -------------------
                                                                                              (Unaudited)
Revenue:
Oil and gas
     production
     sales ..........      $  7,274,676      $  11,114,028       $  13,659,556       $  9,794,667      $  11,785,848
   Rig revenues .....           118,081            160,605             108,400             92,250            106,000
   Other  ...........           101,580             73,882              48,559             42,257             17,210
                        ----------------- ------------------- ------------------- ----------------- -------------------
                              7,494,337         11,348,515          13,816,515          9,929,174         11,909,058

Operating costs and
   expenses:
   Lease operating
     and production
     taxes                    2,895,651          3,693,085           4,333,240          3,182,567          3,295,659
   Depreciation,
     depletion, and
     amortization             2,373,400          3,790,023           5,433,531          3,540,882          4,145,047

   Abandoned prospects           22,343                  -                   -                  -                  -
   Rig operations                68,118            132,522             125,353             94,978            112,581
   General and
     Administrative             509,511            810,315           1,041,740            768,575          1,250,458
   Provision for losses
     on accounts
     receivable                  13,000                  -                   -                  -                  -
   Hedging loss .....                 -                  -                   -                  -            510,767
                           ----------------- ------------------- ----------------- ------------------- -------------------
                              5,882,023          8,425,945          10,933,864          7,587,002          9,314,512
                           ----------------- ------------------- ------------------- ----------------- -------------------
                              1,612,314          2,922,570           2,882,651          2,342,172          2,594,546
Other (income)expense:
   Interest income ..           (38,917)           (16,411)            (33,749)            (8,392)          (155,674)
   Amortization of
     deferred
     financing fee              649,000            400,000             214,231            120,000            192,419
   Amortization .....           100,000             66,667                   -                  -                  -
   Interest expense .         2,530,669          2,359,310           3,910,669          2,915,260          2,141,816
   Loss (recovery) on
     marketable securities     (235,500)                 -                   -                  -            235,197
                          ----------------- ------------------- ------------------- ----------------- -------------------
                              3,005,252          2,809,566           4,091,151          3,026,868          2,413,758
                          ----------------- ------------------- ------------------- ----------------- -------------------
Income (loss) from
   continuing
   operations before
   taxes and
   extraordinary
   items ..........         (1,392,938)           113,004          (1,208,500)          (684,696)           180,788
Deferred income tax
   expense                    (186,749)                 -                   -                  -                  -
Minority interest in
   income of
   consolidated
   foreign
   subsidiary .......                -                  -                   -                  -             57,839
                        ----------------- ------------------- ------------------- ----------------- -------------------
Income (loss) from
   continuing
   operations before
   extraordinary
   items ............        (1,579,687)           113,004          (1,208,500)          (684,696)           122,949




                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)


                                                                                           Nine Months Ended
                                         Year Ended December 31                              September 30
                        --------------------------------------------------------- ------------------------------------
                              1993               1994                1995               1995               1996
                        ----------------- ------------------- ------------------- ----------------- -------------------
                                                                                                      (unaudited)
Discontinued operations:
   Loss from
     operations of
     discontinued
     coal properties       $   (279,673)     $    (347,596)      $           -       $          -      $           -
   Loss on disposal
     of discontinued
     coal properties                  -           (987,543)                  -                  -                  -
                         ----------------- ------------------- ----------------- ------------------- -------------------
Loss from  discontinued
  operatings                   (279,673)        (1,335,139)                  -                  -                  -
                         ----------------- ------------------- ----------------- ------------------- -------------------
Income (loss) before
   extraordinary items       (1,859,360)        (1,222,135)         (1,208,500)          (684,696)           122,949
Extraordinary items:
   Gain from partial
     extinguishment
     of debt                  2,462,664                  -                   -                  -                  -
   Debt extinguishment
     costs                   (3,036,000)        (1,171,832)                  -                  -           (369,000)
                         ----------------- ------------------- ------------------- ----------------- -------------------
Net income (loss) .          (2,432,696)        (2,393,967)         (1,208,500)          (684,696)          (246,051)
Less dividend
   requirement on
   cumulative
   preferred stock             (186,285)          (182,924)           (365,928)          (274,464)          (274,446)
                        ----------------- ------------------- ------------------- ----------------- -------------------
Net income (loss)
   applicable to
   common stock .....      $ (2,618,981)     $  (2,576,891)      $  (1,574,428)      $   (959,160)     $    (520,497)
                        ================= =================== =================== ================= ===================


Income (loss) per
   common share:
   Income (loss)
     from
     continuing
     operations           $      (.91)      $       (.02)       $        (.34)      $      (.21)      $        (.03)
   Discontinued
     operations                  (.14)               (.31)               -                     -                  -
   Extraordinary
     items ....                  (.29)               (.27)               -                     -               (.06)

                        ----------------- ------------------- ------------------- ----------------- -------------------
Net loss per common
   share ...........      $     (1.34)      $       (.60)       $        (.34)      $      (.21)      $        (.09)
                        ================= =================== =================== ================= ===================

Weighted average shares
  outstanding                1,947,256          4,309,878           4,635,412          4,456,462          5,804,145
                       ================= =================== =================== ================= ===================




                             See accompanying notes.


                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                    Preferred Stock              Common Stock       Treasury Stock
                                      Shares     Amount        Shares      Amount   Shares   Amount
                                 ------------- ------------  ------------ -------- -------- ---------
Balance at January 1, 1993 ...       24,910  $  2,491,000     1,362,600 $ 13,626   --     $    --
Issuance of common stock
   for acquisitions and
   compensation ..............         --            --         154,394    1,543   --          --
 Conversion of preferred
   stock and related
   dividends in arrears
   into common stock .........      (24,910)   (2,491,000)      317,539    3,175   --          --
 Issuance of common stock ....         --            --       2,250,000   22,500   --          --
 Options exercised ...........         --            --           1,250       13   --          --
 Issuance of common stock
   for debt prepayment .......         --            --         116,666    1,167   --          --
 Net loss for the year .......         --            --            --         --   --          --
                               ------------- ------------  ------------ -------- -------- ---------
Balance at December 31, 1993 .         --            --       4,202,449   42,024   --          --
  Issuance of common stock
   for compensation ..........         --            --          10,033      101   --          --
 Issuance of preferred
   stock for acquisition .....       45,741     4,574,100          --         --   --          --
 Options and warrants
   exercised .................         --            --         249,408    2,495   --          --
 Changes in unrealized
   holding loss on
   securities ................         --            --            --         --   --          --
 Dividend on preferred
   stock .....................         --            --            --         --   --          --
 Net loss for the year .......         --            --            --         --   --          --
                               ------------- ------------  ------------ -------- -------- ---------
Balance at December 31, 1994 .       45,741     4,574,100     4,461,890   44,620   --          --
 Issuance of common stock
   for compensation ..........         --            --           7,872       79   --          --
 Issuance of common stock ....         --            --       1,330,000   13,300   --          --
 Treasury stock purchased, net         --            --            --         --  2,571    (1,825)
 Changes in preferred
   stock par value ...........         --      (4,573,643)        --         --   --          --
 Dividend on preferred stock .         --            --            --         --   --          --
 Net loss for the year .......         --            --            --         --   --          --
                               ------------- ------------  ------------ -------- -------- ---------
Balance at December 31, 1995 .       45,741  $        457     5,799,762   57,999  2,571    (1,825)



                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (CONTINUED)



                                 Additional   Unrealized                         Foreign
                                  Paid-in     Holding Loss       Retained        Currency
                                   Capital    on Securities       Deficit      Translation   Total
                               ------------  ----------------  --------------  -----------  ---------------
Balance at January 1, 1993 ... $  5,874,383  $       --        $ (6,145,763)   $   --        $  2,233,246
 Issuance of common stock
   for acquisitions and
   compensation ..............      964,180          --             --             --             965,723
 Conversion of preferred
   stock and related
   dividends in arrears
   into common stock .........    3,421,950          --            (934,125)       --                --
 Issuance of common stock ....   23,022,635          --              --            --          23,045,135
 Options exercised ...........        6,863          --              --            --               6,876
 Issuance of common stock
   for debt prepayment .......    1,323,833          --              --            --           1,325,000
 Net loss for the year .......         --            --          (2,432,696)       --          (2,432,696)
                               ------------  ----------------  --------------  -----------  ---------------
Balance at December 31, 1993 .   34,613,844          --          (9,512,584)       --          25,143,284
  Issuance of common stock
   for compensation ..........      106,652          --              --            --             106,753
 Issuance of preferred
   stock for acquisition .....         --            --              --            --           4,574,100
 Options and warrants
   exercised .................    1,496,198          --              --            --           1,498,693
 Changes in unrealized
   holding loss on
   securities ................         --        (244,000)           --            --            (244,000)
 Dividend on preferred
   stock .....................         --            --             (182,924)      --            (182,924)
 Net loss for the year .......         --            --           (2,393,967)      --          (2,393,967)
                               ------------  ----------------  --------------  -----------  ---------------
Balance at December 31, 1994 .   36,216,694      (244,000)       (12,089,475)      --          28,501,939
 Issuance of common stock
   for compensation ..........       73,936          --              --            --              74,015
 Issuance of common stock ....   10,049,805          --              --            --          10,063,105
 Treasury stock purchased, net         --            --              --            --              (1,825)
 Changes in preferred
   stock par value ...........    4,573,643          --              --            --               --
 Dividend on preferred stock .         --            --            (365,928)       --            (365,928)
 Net loss for the year .......         --            --          (1,208,500)       --          (1,208,500)


Balance at December 31, 1995 . $ 50,914,078      (244,000)      (13,663,903)       --          37,062,806
                               ------------  ----------------  --------------  -----------  ---------------



                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (CONTINUED)


                                    Preferred Stock              Common Stock       Treasury Stock
                                    Shares      Amount       Shares      Amount   Shares  Amount
                               ------------- ------------  ------------ -------- -------- ---------

   Issuance of common stock
     for compensation
     (Unaudited) ...........         --   $       --          5,050 $         51    --        --
   Expenses paid related to
     private placement
     offering (Unaudited) ..         --           --           --           --      --        --
   Treasury stock
     purchased, net
     (Unaudited) ...........         --           --           --           --    68,140  (372,254)
   Dividend on preferred
     stock (Unaudited) .....         --           --           --           --      --        --
   Foreign currency
     translation adjustment
    (Unaudited) ............         --           --           --           --      --        --
   Changes in unrealized
     holding loss on
     securities ............         --           --           --           --      --        --
   Net income (loss) for
     the nine month period
     (Unaudited) ...........         --           --           --           --      --        --
                               ------------- ------------ ------------ --------  ------- ----------
Balance at September 30,
   1996 (Unaudited) ........       45,741 $        457    5,804,812 $     58,050  70,711  $(374,079)
                               ============= ============ ============ ========= ======= ==========


                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (CONTINUED)


                                 Additional   Unrealized                         Foreign
                                  Paid-in     Holding Loss       Retained        Currency
                                   Capital    on Securities       Deficit      Translation      Total
                               ------------  ----------------  --------------  -----------  ------------
Issuance of common stock for
     for compensation
     (Unaudited) ...........  $     42,829  $      --           $    --    $       --      $    42,880
   Expenses paid related to
     private placement
     offering (Unaudited) ..       (36,753)        --                --            --          (36,753)
   Treasury stock
     purchased, net
     (Unaudited) ...........           --          --                --            --         (372,254)
   Dividend on preferred
     stock (Unaudited) .....           --          --            (274,446)         --         (274,446)
   Foreign currency
     translation adjustment
    (Unaudited) ............           --          --                --             405            405
   Changes in unrealized
     holding loss on
     securities ............           --         244,000            --            --           244,000
   Net income (loss) for
     the nine month period
     (Unaudited) ...........           --          --            (246,051)         --          (246,051)

                               ------------  --------------    --------------  -----------  ---------------
Balance at September 30,
   1996 (Unaudited) ........ $  50,920,154         --        $(14,184,400)     $    405    $ 36,420,587
                               ============  ==============    ==============  ===========  ===============




                             See accompanying notes.



                                       F-1
                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                              Nine Months Ended
                                           Year Ended December 31                                September 30
                           --------------------------------------------------------  -------------------------------------
                                 1993               1994               1995                1995               1996
                           ------------------ ------------------ ------------------  ----------------- -------------------
                                                                                                 (Unaudited)

OPERATING ACTIVITIES
Net income (loss)             $  (2,432,696)     $  (2,393,967)     $  (1,208,500)      $    (684,696)    $    (246,051)
Adjustments to
   reconcile net loss
   to net cash provided
   by operating
   activities:
     Minority interest
       in income of
       foreign subsidiary                 -                  -                  -                   -            57,839
     Abandoned
       prospects                     22,343                  -                  -                   -                 -
     Loss on disposal
       of discontinued
       operations                         -            987,543                  -                   -                 -
     Depreciation,
       depletion, and
       amortization               2,373,400          3,790,023          5,433,531           3,540,882         4,145,047
     Amortization of
       deferred
       financing fees               649,000            400,000            214,231             120,000           192,419
     Issuance of common
       stock                              -                  -                  -              55,512                 -
     Amortization                   100,000             66,667                  -                   -                 -
     Provision for
       deferred income
       taxes                        186,749                  -                  -                   -                 -
     (Recovery) on
       marketable
       securities                  (235,500)                 -                  -                   -                 -
     Provision for
       losses on
       accounts
       receivable                    13,000                  -                  -                   -                 -
     Net loss from debt
       restructurings ..            573,336          1,171,832                  -                   -           369,000
     Changes in
       operating assets
       and liabilities:
       (Increase)
         decrease in
         accounts
         receivable              (1,898,220)          (814,053)          (806,875)         (1,892,866)          429,615
       (Increase)
         decrease in
         equipment
         inventory                  170,030             (9,208)           (28,761)            (16,872)          (61,953)
       (Increase)
         decrease in
         other assets                55,902            (73,912)             1,831            (127,947)         (340,166)
       Decrease in
         notes receivable            38,484                  -                  -                   -                 -
      (Decrease)
         increase in
         accounts payable
         accrued expenses
         and dividends
         payable                  1,053,000          1,274,702            (78,545)            107,469           712,516
       Decrease in
         accounts
         payable to
         affiliates                (63,323)           (42,839)                 -                   -                 -
       Decrease in
         advances on
         drilling in
         progress                  (242,823)                 -                  -                   -                 -
       Increase
         (decrease) in
         oil and gas
         production
         payable                    301,952            (62,493)           919,396             325,992          (372,940)
                           ------------------ ------------------ ------------------  ----------------- -------------------
Net cash provided by
   operating activities             664,634          4,294,295          4,446,308           1,427,474         4,885,326




                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                              Nine Months Ended
                                           Year Ended December 31                                September 30
                           --------------------------------------------------------  -------------------------------------
                                 1993               1994               1995                1995               1996
                           ------------------ ------------------ ------------------  ----------------- -------------------
                                                                                                         (Unaudited)
INVESTING ACTIVITIES
Development of oil and
   gas properties             $  (5,166,747)    $  (7,150,943)      $ (11,398,088)      $ (8,934,853)     $ (10,016,286)
Purchase of oil and gas
   producing properties         (14,393,911)      (28,900,000)           (635,435)          (153,139)       (46,430,993)
Purchase of gas
   processing plants
   and equipment                 (3,172,430)         (123,072)            (83,436)           (45,843)          (123,532)
Proceeds from sale of
   oil and gas
   properties and
   Eequipment inventory              767,812            69,717           2,556,491          2,724,001         16,794,137
Purchase of interest in
   real estate
   partnership                            -                 -            (311,021)                 -                  -
Purchase of equipment              (540,515)         (158,268)           (139,602)           (89,252)          (369,295)
Assets of acquired
   companies, net of
   cash                                   -                 -                   -                  -           (645,001)
Investment in and
   advances to oil and
   gas partnership                        -                 -                   -                  -         (2,396,992)
Purchase of interest in
   real estate
   partnership                            -                 -                   -                  -            (27,810)
Minority interest
   related to assets
   acquired of foreign
   subsidiary                             -                 -                   -                  -          2,095,384
Acquisition costs
   allocated to
   deferred financing
   fees                           (2,380,000)                -                   -                  -                  -
Purchases of unproved
   oil and gas
   prospects, net                         -            (4,786)                  -                  -                  -
Development of coal
   properties                       (46,017)                -                   -                  -                  -
(Purchase) sale of
   marketable
   securities                      (300,000)                -                   -                  -                  -
Sale of common stock in
   Castle Minerals                        -           371,000                   -                  -                  -
                           ----------------- ------------------- ------------------  ----------------- -------------------
Net cash (used in)
   provided by
   investing activities         (25,231,808)      (35,896,352)        (10,011,091)        (6,499,086)       (41,120,388)




                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                                              Nine Months Ended
                                           Year Ended December 31                                September 30
                           --------------------------------------------------------  -------------------------------------
                                 1993               1994               1995                1995               1996
                           ------------------ ------------------ ------------------  ----------------- -------------------
                                                                                                          (Unaudited)
FINANCING ACTIVITIES
Preferred stock
   dividends                 $           -      $     (91,462)      $    (365,928)      $   (274,464)     $    (274,464)
Issuance of common
   stock, net of
   expenses                      23,052,011         1,498,693          10,063,105                  -             30,313
Purchase of treasury
   stock, net                            -                 -              (1,825)                 -           (372,254)
Proceeds from long-term
   borrowings                    20,631,793        40,906,652           5,950,000         2,750,000         90,400,000
Proceeds from short-term
   borrowings                            -                 -                   -          3,000,000                  -
Payments on long-term
   borrowings                   (17,236,327)      (12,658,997)         (5,645,219)           (10,552)       (46,956,650)
Loan origination fees                     -          (451,116)           (186,461)          (171,996)          (970,807)
Increase in long-term
   liabilities                            -                 -                   -                  -             78,800
                           ----------------- ------------------- ------------------  ----------------- -------------------
Net cash provided by
   (used in) financing
    activities                   26,447,477        29,203,770           9,813,672          5,292,988         41,934,938
                           ----------------- ------------------- ------------------  ----------------- -------------------
Increase (decrease) in
   cash                           1,880,303        (2,398,287)          4,248,889            221,376          5,699,876
Cash at beginning of
   year                             653,281         2,533,584             135,297            135,297          4,384,186
                           ----------------- ------------------- ------------------  ----------------- -------------------
Cash at end of year,
   including restricted
   cash                       $   2,533,584     $     135,297       $   4,384,186       $    356,673      $  10,084,062
                           ================= =================== ==================  ================= ===================

SUPPLEMENTAL DISCLOSURES
Supplemental
   disclosures of cash
   flow information:
     Interest paid .....      $   2,567,785     $   2,150,425       $   3,884,187       $  2,953,296      $   2,141,816
                           ================= =================== ==================  ================= ===================

Supplemental schedule
   of noncash investing
   and financing
   activities:
     Accrual of
       preferred
       dividends .......      $           -     $           -       $           -       $     91,482      $      91,482
                           ================= =================== ==================  ================= ===================
     Exchange of common
       stock for
       acquisitions and
       compensation .......   $     965,723     $     106,753       $      74,015       $     55,512      $      42,880
                           ================= =================== ==================  ================= ===================
     Exchange of
       treasury stock
       for noncompete
       agreement .......      $           -     $           -       $           -       $     70,625      $           -
                           ================= =================== ==================  ================= ===================
     Exchange of
       preferred stock
       in exchange for
       oil and gas
       producing
       properties ......      $           -     $   4,574,100       $           -       $          -      $           -
                           ================= =================== ==================  ================= ===================
     Issuance of
       subsidiary
       preferred stock
       in
       extinguishment
       of subsidiary
       debt ............     $     840,000     $           -       $           -       $          -      $           -
                           ================= =================== ==================  ================= ===================
     Conversion of
       preferred stock
       and related
       dividend in
       arrears into
       common stock ....    $   3,425,125     $           -       $           -       $          -      $           -
                           ================= =================== ==================  ================= ===================


                             See accompanying notes.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1993, 1994, and 1995
          (Information as to September 30, 1996 and for the Nine Months
                 Ended September 30, 1995 and 1996 is Unaudited)


1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

         Abraxas Petroleum Corporation (the "Company" or "Abraxas") is an independent energy company engaged in the exploration for and the acquisition, development, and production of crude oil and natural gas primarily along the Texas Gulf Coast and in the Permian Basin of west Texas for sale into the U.S. energy market. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

         The accompanying unaudited interim consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, that, in the opinion of management, are necessary to present fairly the financial position as of September 30, 1996 and the results of operations and cash flows for the nine months ended September 30, 1995 and 1996. The results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year. Information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996, as well as disclosures of events occurring after March 1996 are unaudited.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

MARKETABLE SECURITIES

         Management determines the appropriate classification of marketable equity and debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities that the Company has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that the Company does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale or trading and carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried as a separate component of shareholders' equity. Unrealized holding gains and losses on securities classified as trading are reported in earnings.

ACCOUNTS RECEIVABLE

         Substantially all accounts receivable relate to transactions relating to crude oil and natural gas activities with customers or joint owners in the United States. The Company does not require collateral for its receivables.

EQUIPMENT INVENTORY

         Equipment inventory consists of casing and tubing, and is carried at the lower of cost or market.

OIL AND GAS PROPERTIES

         The Company follows the full cost method of accounting for crude oil and natural gas properties. Under this method, all costs associated with acquisition, exploration, and development are capitalized. The Company does not capitalize internal costs, except for the expenses of its geologist. Depreciation, depletion, and amortization (DD&A) of crude oil and natural gas properties are based on the unit-of-production method. If unamortized capitalized costs are in excess of the discounted present value of future cash flows relating to proved reserves (ceiling), a charge to operations is recorded. No gain or loss is recognized upon sale or disposition of crude oil and natural gas properties, except in unusual circumstances.

OTHER PROPERTY AND EQUIPMENT

         Other property and equipment are recorded on the basis of cost. Depreciation is provided at amounts calculated to amortize costs of the assets over their estimated useful lives using the straight-line method. Major renewals and betterments are recorded as additions to the property and equipment accounts. Repairs that do not improve or extend the useful lives of assets are expensed.

STOCK-BASED COMPENSATION

         The Company grants stock options for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense for the stock option grants.

REVENUE RECOGNITION AND MAJOR CUSTOMERS

         The Company recognizes crude oil and natural gas revenue from its interest in producing wells as crude oil and natural gas is sold from those wells. For the years ended December 31, 1993, 1994, and 1995, the Company sold 30%, 35%, and 20%, respectively, of its total crude oil and natural gas sales to one purchaser. Additionally, for the years ended December 31, 1993, 1994, and 1995, approximately 80%, 74%, and 64%, respectively, of the Company's total crude oil and natural gas sales were made to five purchasers.

DEFERRED FINANCING FEES

         Deferred financing fees are being amortized on a level yield basis over the term of the related debt.

FEDERAL INCOME TAXES

         The Company records income taxes under Financial Accounting Standards Board Statement No. 109 using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NET INCOME (LOSS) PER COMMON SHARE

         Net income  (loss) per common  share is computed by dividing net income
(loss) (adjusted for dividends on preferred stock) by the weighted average number of shares of common stock outstanding during the period. The weighted average number of shares includes the number of shares that would be issuable under the Contingent Value Rights Agreement (CVR Agreement), if the current market value of the Company's common stock at year-end is less than a specified target price (see Note 7). Common stock equivalents, including any shares issuable under the CVR Agreement, are not considered in the computation of periods with a loss, as their effect is anti-dilutive.

RECLASSIFICATIONS

         Certain  balances  for  1993  and  1994  have  been   reclassified  for
comparative purposes.

2.  ACQUISITIONS AND DIVESTITURES

TEXAS GULF COAST PROPERTIES ACQUISITION

         In October 1995, the Company acquired additional working interests in certain producing crude oil and natural gas properties in which the Company had an existing working interest ownership. The net purchase price to Abraxas amounted to approximately $635,000. Revenues and expenses have been included in the consolidated financial statements since October 1, 1995.

WEST TEXAS PROPERTIES ACQUISITION

         In July 1994, the Company acquired from various parties interests in certain producing crude oil and natural gas properties located in West Texas (the West Texas Properties). The net purchase price to Abraxas amounted to approximately $28,242,000 including closing costs of approximately $383,000. The acquisition was accounted for as a purchase and the purchase price was allocated to crude oil and natural gas properties based on the fair values of the properties acquired. The transaction was financed principally by additional borrowings under the Company's credit agreement with First Union National Bank of North Carolina (First Union), referred to in Note 6. Revenue and expenses from the West Texas Properties have been included in the consolidated financial statements since July 1, 1994.

OVERRIDING ROYALTY INTEREST ACQUISITION

         In June 1994, the Company acquired from its prior secured lenders, Endowment Energy Partners, L.P. (EEP) and Endowment Energy Co-Investment Partnership (EECIP), 80% of the previously granted overriding royalty interests. The net purchase price of approximately $5,174,100 consisted of $600,000 cash and 45,741 shares of the Company's Series B 8% nonvoting cumulative convertible preferred stock with a par value of $100 per share (Series B Preferred) at the time of issuance. The preferred shares were recorded at $4,574,100 at the date of the acquisition. In November 1995, the Company exchanged the Series B Preferred for an equal number of shares of its Series 1995-B Preferred Stock, par value $.01 per share, with a liquidation preference of $100 per share. The preferred shares are convertible into 508,182 shares of the Company's common stock. The acquisition was accounted for as a purchase, and the purchase price was allocated to crude oil and natural gas properties based on the fair values of the properties acquired. The cash portion of the transaction was financed principally under the Company's credit agreement with First Union. Revenues and expenses related to these properties have been included in the consolidated financial statements since July 1, 1994.

MOBIL ACQUISITION

         In April 1993, the Company acquired from Mobil Producing Texas and New Mexico, Inc. (Mobil) interests in certain producing crude oil and natural gas properties and natural gas processing plants located in Texas (the Sinton Properties). The net purchase price to Abraxas amounted to approximately $19,600,000 ($41,000,000 gross purchase price plus closing costs of $472,000 less the sale of 50% of the Company's interest to an unrelated pension trust fund for $21,000,000 and the reimbursement from Mobil for net production from January 1, 1993 through the closing date). The acquisition was accounted for as a purchase and the purchase price was allocated to crude oil and natural gas properties, natural gas processing plants and other assets based upon an estimate of the fair values of the properties acquired and the reimbursement from Mobil described above. The transaction was financed principally by additional borrowings under the Company's financing agreement with EECIP referred to in Note 6. Under the financing agreement, the Company was required to assign a 10% overriding royalty interest in and to the future gross revenues to be received from the sales of crude oil and natural gas produced from the acquired properties. Revenues and expenses from the Sinton Properties have been included in the consolidated financial statements since April 1, 1993.

GAELIC PROPERTIES

         In January 1993, the Company acquired from Gaelic Resources the remaining 75% working interest in the Alice Deep wells for $300,000 and 18,200,000 shares of Gaelic common stock for $300,000. The purchase price of $600,000 cash was financed through an increase in the financing agreement with EEP. Revenues and expenses of the Gaelic Properties have been included in the consolidated financial statements since January 1, 1993.

         The condensed unaudited combined pro forma financial information for the periods presented assumes the purchases of the West Texas Properties, the Overriding Royalty Interest, the Sinton Properties, and the Gaelic Properties were effective as of January 1, 1993. The pro forma information does not necessarily represent what the actual consolidated results would have been for these periods and is not intended to be indicative of future results.

                                                          December 31
                                               ----------------------------
                                                    1993          1994
                                               -------------- -------------
                                                               (Unaudited)

     Revenues .........................         $  14,903,431  $ 13,971,761
     Operating costs and expenses .....            16,893,094    14,157,384
                                                   ----------- -------------

     Loss from continuing operations ..         $  (1,989,663) $   (185,623)
                                                   =========== =============
     Net loss .........................         $  (3,029,421) $ (2,692,594)
                                                   =========== =============
     Loss per common share:
       Continuing operations ..........         $      (1.30)  $       (.13)
         Net loss .....................                (1.83)          (.71)

DIVESTITURE

         In July 1995, the Company sold its C.S. Dean Unit for approximately $2,550,000.

3.  DISCONTINUED OPERATIONS

         In January 1995, the Company entered into a plan to discontinue the operations of its coal properties and commenced the permanent closing of the mine. As of December 31, 1994, the Company wrote off its investment in its coal properties and related equipment, eliminated the related minority interest in the coal entities, and established a liability of $150,000 pursuant to a plan to discontinue operations for future costs related to closing the mine. Additionally, during 1994, the Company sold its interest in Castle Minerals, Inc., which was acquired in 1992 to finance the coal operations, for $371,000, net of expenses related to the sale (see Note 11). The Company recorded a loss on these transactions in 1994 of $987,543. The revenues from coal sales for the years ended 1993, 1994, and 1995 were $23,759, $104,310, and $-0-, respectively.

4.  MARKETABLE SECURITIES

         In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), effective for fiscal years beginning after December 15, 1993. At December 31, 1994, the Company's marketable equity securities were classified as available-for-sale. As of December 31, 1994, the Company recognized a decrease of approximately $244,000 in shareholders' equity, representing the recognition in shareholders' equity of unrealized depreciation, net of taxes, for the Company's investment in equity securities determined to be available-for-sale, previously carried at the lower of cost or market.

         The marketable securities represent an equity investment in a foreign corporation which the Company considers as available-for-sale. The securities had an original cost of $570,000 at December 31, 1994 and 1995, and at September 30, 1996. In October 1996, the Company sold its investment in marketable securities, realizing a loss of $235,197. Such loss was recorded as of September 30, 1996.

         Prior to the adoption of SFAS 115, and to increase the carrying amount of its marketable securities portfolio to market, a recovery of $235,000 was recorded during 1993.

5.  RELATED PARTY TRANSACTIONS

         Accounts  receivable  from  affiliates,   officers,   and  shareholders
represents amounts receivable relating to joint interest billings on properties which the Company operates and advances made to officers.

         Oil and gas production payable includes $5,054 and $-0- at December 31, 1994 and 1995, respectively, which represent amounts due to affiliates and related parties.

         Note payable to the principal shareholder amounted to $328,259 and $-0-at December 31, 1994 and 1995, respectively, including accrued interest of $10,550 and $-0-. Principal and interest payments amounted to $333,081 and $354,677 in the years ended December 31, 1994 and 1995, respectively.

         Overhead reimbursements charged to affiliates and related parties amounted to $70,039, $7,087, and $-0- in 1993, 1994, and 1995, respectively.

         Charges to the Company for well and other services performed by related parties were $52,719, $-0-, and $-0- during 1993, 1994, and 1995, respectively.

         Rental expense for office furnishings and equipment of $25,000 in 1993, $-0- in 1994, and $-0- in 1995, was paid to a related party.

         During 1993, the Company purchased from a shareholder and director various working interests in wells. The Company issued 10,368 shares of its common stock in exchange for the shareholder's working interests in these wells. The Company increased its full cost pool by $77,760 with a corresponding increase to shareholder's equity.

         Wind River Resources Corporation ("Wind River"), all of the capital stock of which is owned by the Company's President, owns a twin-engine airplane. The airplane is available for business use by employees of the Company from time to time at $385 per hour. The Company paid Wind River a total of $80,678 for use of the plane during 1995.

6.  LONG-TERM DEBT

Long-term debt consists of the following:

                                               December 31         September 30
                                         ------------------------ -------------
                                            1994         1995         1996
                                         ------------- ----------  ------------
                                                                    (Unaudited)

    Revolving lines of credit due
      under the First Union credit
      agreement (see below). .......    $ 32,906,652 $ 35,556,651 $     -
    Term notes due under the First
      Union credit agreement (see
      below). ......................       8,000,000    6,000,000       -
    Bridge facility due to Bankers
      Trust Company and ING Capital
      (see Note 17). ...............             -            -      85,000,000
    Principal shareholder, interest
      at 10%  (including  accrued
      interest of $10,550 and $-0-
      at December 31,1994 and 1995,
      respectively),  with  remaining
      balance of principal and unpaid
      interest due December 20, 2001.        328,259          -         -
                                        -------------  ----------- ------------
                                          41,234,911    41,556,651   85,000,000
    Less current maturities ........            -             -         -
                                        -------------  ----------- ------------
                                       $  41,234,911  $ 41,556,651 $ 85,000,000
                                        =============  =========== ============

         In June 1994, the Company entered into a credit agreement with First Union which was subsequently amended during the year. The Company borrowed $40,906,652 during 1994 under the agreement. The borrowings were composed of advances of $32,906,652 under a revolving line of credit which was due June 1997, and $8,000,000 under a term note which was due June 15, 1995. In August 1995, the Company amended the credit agreement with First Union. Under the amended credit agreement, the Company has two lines of credit, one for $23,000,000 and one for $17,000,000 and two term notes, one for $3,450,000 and one for $2,550,000. At December 31, 1995, the Company's borrowings under the credit agreement were $41,556,651. The borrowings were composed of advances of $12,656,651 and $22,900,000 under the revolving lines of credit which are due June 30, 1997, and $6,000,000 under the term notes which are also due June 30, 1997. The interest rate for the revolving credit lines is, at the option of the Company, either (a) the higher of First Union prime plus 1/4% or the federal funds rate plus 3/4%, floating, payable monthly, or (b) LIBOR plus 2 1/4% (30-, 60-, 90-, and 180-day options), with interest payable the earlier of maturity of each LIBOR tranche or quarterly. The interest rate for the term notes is, at the option of the Company, either (a) the higher of First Union prime plus 3/4% or the federal funds rate plus 1 1/4%, floating, payable monthly, or (b) LIBOR plus 3 1/4% (30-, 60-, 90-, and 180-day options), with interest payable the earlier of maturity of each LIBOR tranche or quarterly. At December 31, 1995, the $12,656,651 revolver carried interest at 8.19%, the $22,900,000 revolver carried interest at 8.06%, and the term notes at 8.16%. The revolvers provide for borrowing based principally on the Company's crude oil and natural gas reserve base, which was $44,000,000 at December 31, 1995.

         In April 1996, the Company amended the credit agreement with First Union, extending the due date to June 1999. In accordance with the credit agreement, in July 1996 the borrowing base was adjusted to $35,000,000. At September 30, 1996, the Company's borrowings under this line of credit was $-0-.

         The revolving lines of credit may be extended, at First Union's discretion, and are subject to semi-annual redeterminations of the borrowing base each June and December. The borrowings under the First Union credit agreement are secured by a first-priority mortgage on all of the Company's crude oil and natural gas properties and gas plants, as well as a security interest in accounts receivable, inventory, contracts, and general intangibles, and are guaranteed by the Company. The First Union credit agreement requires compliance with certain covenants including, among other things, the ratio of current assets to current liabilities, excluding any current portion of the credit agreement, of not less than 1.0 to 1.0; and the ratio of the Company's indebtedness compared to annualized net income plus non-cash charges shall not be greater than 7.5 to 1.0 through December 31, 1995, and 5.0 to 1.0 after December 31, 1995. In August 1996, the ratio of the Company's indebtedness compared to annualized net income plus non-cash charges was amended to 8.0 to
1.0 through December 31, 1996, effective December 31, 1995, and to 5.0 to 1.0 after December 31, 1996. In addition, the credit agreement requires certain financial reporting requirements and limits the payments of dividends on common stock, additional indebtedness, mergers and acquisitions. Loan fees paid in connection with the origination of the credit agreement and the amended agreement have been classified as deferred financing fees. In addition, terms include a commitment fee of 1/2 of 1% per annum, payable quarterly in arrears on the average unused portion of the borrowing base. The debt's carrying value approximate its fair values.

         On June 30, 1994, the Company secured advances under the First Union facility adequate to extinguish the total debt and accrued interest owed to the Company's previous lenders, EEP and EECIP. The prepayment resulted in the Company recording an extraordinary debt extinguishment charge of $1,171,832, representing the reduction of the deferred financing fees related to the EEP and EECIP debt origination.

         In August 1993, EEP and EECIP agreed to permit the Company to prepay $14,000,000 of the outstanding balances of the Company's notes out of the proceeds of the Company's common stock offering. In consideration of this agreement, the Company issued an aggregate of 50,000 shares of its common stock to EEP and EECIP's general partners, EEP and Endowment Energy Partners II, L.P. (EEP II) and, upon making the prepayment of $14,000,000 in October 1993, issued an additional 66,666 shares of common stock to EEP and EEP II. The prepayment of debt and the issuance of the above-discussed shares of common stock resulted in the Company recording an extraordinary debt extinguishment charge of $3,036,000, representing the fair value of the shares of common stock issued of $1,325,000 and the reduction of the deferred financing fees of $1,711,000 in proportion to the amount of debt prepaid. The issuance of the above shares resulted in a corresponding increase in common stock and additional paid-in capital.

         The Company has approximately $90,000 of standby letters of credit open at December 31, 1995. Approximately $134,419 of cash is restricted and in escrow related to the letters of credit.

7.  SHAREHOLDERS' Equity

COMMON STOCK

         Holders of common stock are entitled to one vote for each share and are not entitled to preemptive rights to subscribe to additional shares of common stock issued by the Company. Holders are entitled to receive dividends as may be declared by the Board of Directors, subject to the rights of holders of preferred stock and the terms of the Company's credit agreement, which restrict the payment of dividends.

         In October 1993, the Company issued an additional 2,250,000 common shares through a public offering, resulting in net proceeds of $23,045,135. Loss per share, calculated on a supplemental basis as if the foregoing event had occurred  at the  beginning  of the year,  would have been $(.16) loss per share from continuing operations and $(.37) net loss per share for the year ended December 31, 1993. The supplemental earnings per share assumes that interest expense would have been reduced by $939,000 from the prepayment of $14,000,000 of long-term debt from the proceeds of the issuance of the additional common stock. The preferred stock was assumed to be converted as of the beginning of 1993; therefore, income was not required to be adjusted for preferred stock dividends.

         In 1994, the Board of Directors adopted a Shareholders' Rights Plan and declared a dividend of one Common Stock Purchase Right (Rights) for each share of common stock. The Rights are not initially exercisable. Subject to the Board of Directors' option to extend the period, the Rights will become exercisable and will detach from the common stock ten days after any person has become a beneficial owner of 20% or more of the common stock of the Company or has made a tender offer or exchange offer (other than certain qualifying offers) for 20% or more of the common stock of the Company.

         Once the Rights become exercisable, each Right entitles the holder, other than the acquiring person, to purchase for $20 one-half of one share of common stock of the Company having a value of four times the purchase price. The Company may redeem the rights at any time for $.01 per Right prior to a specified period of time after a tender or exchange offer. The Rights will expire in November 2004, unless earlier exchanged or redeemed.

         In November 1995, the Company issued 1,330,000 units, each consisting of one share of common stock and one Contingent Value Right (CVR), through a private placement, resulting in net proceeds of $10,063,105. Each CVR allows the holder the right to acquire additional shares of common stock under certain circumstances. See further discussion of CVRs below. Loss per share, calculated on a supplemental basis as if the foregoing event had occurred at the beginning of the year, would have been $(.19) loss per share for the year ended December 31, 1995. The supplemental earnings per share assumes that interest expense would have been reduced by $455,800 from the prepayment of $5,300,000 of long-term debt from the proceeds of the issuance of the units for the year ended December 31, 1995.

PREFERRED STOCK

         In June 1994, in connection with the Company's acquisition of the overriding royalty interest from EEP and EECIP, 45,741 shares of the Company's Series B 8%, nonvoting cumulative convertible preferred stock with a par value of $100 were issued. The preferred shares are convertible into 508,182 shares of the Company's common stock. Preferred stock dividends during 1995 amounted to $365,928. During 1995, the Company exchanged the Series B 8%, nonvoting cumulative convertible preferred stock for an equal number of shares of Series 1995-B cumulative convertible preferred stock which have a par value of $.01 per share and a stated value of $100 per share.

         The Board of Directors of the Company is authorized to approve the issuance of one or more classes or series of preferred stock without further authorization of the Company's shareholders. At December 31, 1992, 24,910 shares of preferred stock were outstanding. The stock was entitled to a cumulative dividend of $10 per share, payable in shares of preferred stock, was redeemable at the option of the Company, and was convertible into common stock at the rate of 9.271 shares of common stock for each share of preferred stock plus unpaid dividend. In October 1993, in connection with the Company's common stock offering, the holders of the preferred stock converted all of the then outstanding preferred shares, including the preferred shares issued in payment of approximately $934,000 cumulative dividends in arrears, into 317,539 shares of common stock.

CONTINGENT VALUE RIGHTS (CVR)

         The CVRs were issued under the CVR Agreement between the Company, the purchasers, and First Union, as rights agent. The CVR Agreement provides that, subject to adjustment as described below, the Company shall issue to each holder of the CVRs on the Maturity Date (November 17, 1996), unless the Company shall, in its sole discretion, extend the Maturity Date to the Extended Maturity Date (November 17, 1997), then on the Extended Maturity Date, a number of shares of common stock, if any, equal to (a) the Target Price ($10.00 on the Maturity Date or $12.50 on the Extended Maturity Date) minus the current market value divided by (b) the current market value; provided, however, that in no event shall more than one share of common stock be issued in exchange for each CVR at the Maturity Date or more than 1.5 shares of common stock be issued in exchange for each CVR at the Extended Maturity Date. Such determination by the Company shall be final and binding on the Company and the holders of CVRs.

         If the median of the average prices of the common stock for the three 20-trading day periods immediately preceding the Maturity Date or the Extended Maturity Date, as the case may be, equals or exceeds $10.00 on the Maturity Date or $12.50 on the Extended Maturity Date (if the Maturity Date is extended by the Company to the Extended Maturity Date), as the case may be, no shares of the common stock will be issuable with respect to the CVRs. In addition, the CVRs will terminate if the per share market value equals or exceeds the Target Price for any period of 30 consecutive trading days during either the period from and after November 17, 1995 to and including November 17, 1996, or from and after November 17, 1996 to and including November 17, 1997.

         In the event that the Company determines that no shares of the common stock are issuable with respect to the CVRs to such holders, the CVRs shall terminate and become null and void and the holders shall have no further rights with respect thereto. If the Maturity Date of the CVR Agreement had been December 31, 1995 and September 30, 1996, an aggregate of 746,480 and 1,117,200 shares, respectively, of common stock would have been issued to the holders of the CVRs.

         Should any additional shares of common stock be required to be issued under the terms of the CVR Agreement, such issuance will be considered to be an adjustment to the original sales price per share received in connection with the sale of the associated common shares; accordingly, the Company will increase its common stock for the par value related to the additional shares at the time such shares are issued with a corresponding decrease in additional paid-in capital.

TREASURY STOCK

         During the nine months ended September 30, 1996, the Company purchased 68,140 shares of its common stock at a cost of $372,254, which are being held as treasury stock.

8.  STOCK OPTION PLANS AND WARRANTS

         The Company grants options to its officers, directors, and key employees under its 1984 Incentive Stock Option Plan, Non-Qualified Stock Option Plan, Key Contributor Stock Option Plan, Long-Term Incentive Plan, and Director Stock Option Plan.

         The following is a summary of activity in the stock option plans for the years ended December 31, 1994 and 1995, and the nine-month period ended September 30, 1996:

                                                Price                Options
                                             Per Share (1)          Outstanding
                                            --------------      ---------------
   Outstanding at December 31, 1993 .....    $4.50 - $9.75          132,616
   Granted ..............................     9.75 - 10.75           27,500
   Canceled .............................     5.50 - 9.75           (18,675)
   Exercised ............................     4.50 - 9.75           (37,908)
                                                                ---------------
   Outstanding at December 31, 1994 .....     4.50 - 10.75          103,533
   Granted ..............................         9.50              157,500
   Canceled .............................     9.50 - 10.75          (42,000)
   Exercised ............................                              -
                                                                ---------------
   Outstanding at December 31, 1995 .....     5.50 - 9.75           219,033
   Granted ..............................     5.00 - 6.75           200,777 (2)
   Canceled .............................         9.75              (20,000)
   Exercised ............................                              -
                                                                ---------------

   Outstanding at September 30, 1996 ....                           399,810
                                                                ===============
  Options exercisable at December 31, 1995                           52,850
                                                                ===============

               (1) During the nine months ended September 30, 1996, the Company amended the exercise price to $6.75 per share on all previously issued options with an exercise price greater than $6.75 per share.

               (2) Includes 70,000 options granted at an exercise price of $5.00 for which vesting does not begin until the closing price of the Company's common stock exceeds $8.00 per share.

         In addition to stock options granted under the plans described above, the Long-Term Incentive Plan also provides for the right to receive compensation in cash, awards of common stock, or a combination thereof. In 1994 and 1995, the Company made direct awards of common stock of 6,111 shares and 4,800 shares, respectively.

         The Company also has adopted the Restricted Share Plan for Directors which provides for awards of common stock to nonemployee directors of the Company who did not, within the year immediately preceding the determination of the director's eligibility, receive any award under any other plan of the Company. In 1994 and 1995, the Company made direct awards of common stock of 2,400 shares and 3,072 shares, respectively.

         During the nine months ended September 30, 1996, the Company's shareholders approved the Abraxas Petroleum Corporation Director Stock Option
Plan (Plan), which authorizes the grant of nonstatutory options to acquire an aggregate of 104,000 common shares to those persons who are directors and not officers of the Company. Under the Plan, each of the seven eligible directors was granted an option to purchase 8,000 common shares at $6.75.

STOCK WARRANTS

         In connection with the EEP and EECIP financing agreements entered into in 1992 and 1993, the Company granted stock warrants covering 90,000 shares at $5.25 per share and 135,000 shares at $7.00 per share. During 1994, 211,500 warrants were exercised to purchase common stock for $1,323,000. In 1995, no warrants were exercised by EEP or EECIP. For the nine month period ended September 30, 1996, no warrants were exercised.

         In connection with an amendment and increase in the facility under the credit agreement with First Union and the extension of the due date on the term note, the Company granted stock warrants to First Union covering 424,000 shares of its common stock at an average price of $9.79 a share. The warrants are exercisable in whole or in part through December 1999 and are nontransferable without the consent of the Company.

         At December 31, 1995, the Company has approximately 6,470,000 shares reserved for future issuance for conversion of its stock options, warrants, Rights, preferred stock, CVRs, and incentive plans for the Company's Directors and employees.

9.  INCOME TAXES

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                             December 31
                                                        ------------------------
                                                           1994        1995
                                                        ---------- -------------
  Deferred tax liabilities:
    Full cost pool, including intangible
      drilling costs .............................     $ 1,292,000  $   661,000
    State taxes ..................................         187,000      187,000
    Other ........................................               -      101,000
                                                         ---------- ------------
  Total deferred tax liabilities .................       1,479,000      949,000
  Deferred tax assets:
    Coal mine valuation provisions ...............       1,740,000            -
    Depletion ....................................         242,000      242,000
    Net operating losses .........................       4,771,000    6,163,000
    Other ........................................          21,000       13,000
                                                         ---------- ------------
  Total deferred tax assets ......................       6,774,000    6,418,000
  Valuation allowance for deferred tax assets ....      (5,482,000)  (5,656,000)
                                                         ---------- ------------
  Net deferred tax assets ........................       1,292,000      762,000
                                                         ---------- ------------
  Net deferred tax liabilities ...................     $   187,000  $   187,000
                                                         ========== ============

         At December 31, 1995, the Company had, subject to the limitations discussed below, $18,127,000 of net operating loss carryforwards for tax purposes, of which approximately $4,697,000 are available for utilization without limitation. These loss carryforwards will expire from 2002 through 2010 if not utilized.

         As the result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under
Section 382 of the Internal Revenue Code of 1986, as amended (Section 382), occurred in December 1991. Accordingly, it is expected that the use of net operating loss carryforwards generated prior to December 31, 1991 of $6,916,000 will be limited to approximately $235,000 per year.

         During 1992, the Company acquired 100% of the common stock of an unrelated corporation. The use of net operating loss carryforwards of $3,607,000 acquired in the acquisition are limited to approximately $115,000 per year.

         As a result of the issuance of additional shares of common stock for acquisitions and sales of common stock, an additional ownership change under
Section 382 occurred in October 1993. Accordingly, it is expected that the use of all net operating loss carryforwards generated through October 1993 of

$13,430,000 will be limited to approximately $1,034,000 per year, subject to the lower limitations described above. Of the $13,430,000 net operating loss carryforwards existing at October 1993, it is anticipated that the maximum net operating loss that may be utilized before it expires is $7,188,000. Future changes in ownership may further limit the use of the Company's carryforwards.

         In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established a valuation allowance of $5,482,000 and $5,656,000 for deferred tax assets at December 31, 1994 and 1995, respectively.

         The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense is:

                                                   December 31
                                        ----------------------------------
                                          1993         1994       1995
                                        ----------  ----------- ----------
  Tax (expense) benefit at U.S.
    statutory rates (34%) ..........   $  569,000   $ (38,400) $ 411,000
  (Increase) decrease in deferred
    tax asset valuation allowance ..     (469,000)     31,600   (174,000)
  Deferred state income taxes ......     (186,749)          -          -
  Other ............................     (100,000)      6,800   (237,000)
                                       -----------  ---------- -----------
                                       $ (186,749)  $       -  $       -
                                       ===========  ========== ===========
10.  LEASES

         The Company leases its existing primary office space for $8,591 per month under a noncancelable lease expiring on June 30, 1998. During 1995, the Company entered into a noncancelable lease for new primary office space at $13,700 per month through March 2001 and $18,975 per month through March 2006.

         During the years ended December 31, 1993, 1994, and 1995, the Company incurred rent expense of approximately $143,000, $108,000, and $103,000, respectively. Future minimum rental payments are as follows at December 31, 1995:

     1996 ................................   $      225,816
     1997 ................................          219,016
     1998 ................................          217,848
     1999 ................................          164,448
     2000 ................................          227,700
     Thereafter ..........................        1,138,500

         Aggregate future minimum rentals to be received under noncancelable subleases as of December 31, 1995 amount to $92,664.

11.  INVESTMENT IN COAL PROPERTIES

         Over the past years the Company, through a subsidiary, had been developing certain coal properties in Colorado. During this period, development costs along with interest on its bank debt have been capitalized as coal properties. The interest accrued into the subsidiary bank debt, which was nonrecourse to the parent.
Effective July 1, 1992, the subsidiary commenced expensing interest and other related operating costs.

         In March 1992, the subsidiary acquired for $15,000 a controlling interest in an inactive Vancouver publicly traded company, Castle Minerals, Inc.
(CMI).  In December 1992, the  subsidiary  received  approval from the Vancouver
Stock Exchange, whereby the subsidiary contributed all of its coal-related assets to CMI in exchange for additional shares amounting to approximately 86% of the capital stock of CMI.

         During 1992, the Company recorded as a charge against operations, $3,137,000, representing interest expense and other operating costs of the coal mine of approximately $512,000 and a reduction in the carrying value of the coal mine by $2,625,000. The estimated fair value of the coal mine was determined based upon an appraisal that assumes the startup of commercial production and the availability of markets in which to sell the coal production.

         On April 14, 1993, the Company entered into a letter agreement with the lender of the subsidiary bank debt (Bank) effective March 31, 1993, wherein the Company assumed a portion of the subsidiary bank debt by issuing a note to the Bank in the principal amount of $1,000,000. In addition, the subsidiary issued to the Bank its preferred stock with a par value of $2,000,000, and the Bank canceled the subsidiary bank debt of $4,302,675. The preferred stock of the subsidiary requires no dividends prior to April 1, 1996 and at 8% thereafter payable in cash or property of the subsidiary, carries a liquidation preference of $2,000,000, and is redeemable at the option of the subsidiary at $2,000,000. The preferred stock had been recorded at management's estimate of the stock's fair market value of $840,000 and was carried as minority interest in the December 31, 1993 balance sheet. A pretax gain of $2,462,664, representing the excess of the carrying value of the subsidiary bank debt over the estimated fair value of the preferred stock and the future cash payments of the $1,000,000 subsidiary bank debt assumed by the Company, was recorded as an extraordinary item for the year ended December 31, 1993. On October 29, 1993, the Company paid its note of $1,000,000 plus interest to the Bank. In December 1994, the Company discontinued its operation of the coal properties (see Note 3).

12.  BENEFIT PLANS

         During 1993, the Company established a defined contribution plan (401(k)) covering all eligible employees of the Company. No contributions were made by the Company during 1993, 1994, or 1995. The employee contribution limitations are determined by formulas which limit the upper one-third of the plan members from contributing amounts that would cause the Plan to be top-heavy. The overall contribution is limited to the lesser of 20% of the employee's annual compensation or $9,240.

13.  INCENTIVE BONUS PLAN

         In January 1995, the Company created the Technical Employees Incentive Bonus Plan, whereby technical employees have an incentive to find and develop crude oil and natural gas reserves on an economic basis beneficial to the Company and its shareholders. Participants are any technical employees (geologist, geophysicist, engineer) not covered by another incentive bonus plan. A participant may earn a monetary bonus of up to 65% of the participant's base salary each year. The bonuses are determined in the first quarter of each year and are based upon the amount of new proved developed producing reserves booked each year on approved exploration and exploitation projects taking into consideration the cost per equivalent barrel of developing the new reserves. No bonuses were paid under this plan in 1995.

14.  CONTINGENCIES

         From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. At December 31, 1995 and September 30, 1996, the Company was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company's financial statements.

15.  COMMODITY SWAP AGREEMENT

         In December 1995, the Company entered into a commodity swap agreement with First Union. Under the commodity swap agreement, the Company receives or makes payments to First Union based on the differential between a fixed and variable price for natural gas. At December 31, 1995 and September 30, 1996, the Company had agreed to exchange payments monthly on 5,000 MMBTU of natural gas per day, beginning in March 1996 and extending through November 1996. Under the swap agreement, the Company receives fixed prices averaging $1.747 per MMBTU and pays a variable price based on the arithmetic average of the last three trading days' settlement price of the first nearby contract for natural gas as quoted by the New York Mercantile Exchange. For the year ended December 31, 1995, there was no effect on income from continuing operations as there was no activity related to the swap agreement, which begins in March 1996. At September 30, 1996, the effect on income was a loss of $510,767.

16.  SUBSEQUENT EVENTS

         In January 1996, the Company made a $3,000,000 investment in Grey Wolf, a privately held Canadian corporation, which in turn invested these proceeds in newly issued shares of Cascade Oil and Gas Ltd. (Cascade), an Alberta-based corporation whose shares are traded on the Alberta Stock Exchange. The Company owns 78% of the outstanding capital stock of Grey Wolf, and, through Grey Wolf, the Company owns approximately 52% of the outstanding capital stock of Cascade. Certain officers and directors of the Company own approximately 6% of the common stock of Grey Wolf and serve as directors of Grey Wolf.

         In March 1996, the Company sold all of its interest in its Portilla and Happy Fields to an unrelated purchaser (Purchaser or Limited Partner). Simultaneously with this sale, the Limited Partner also acquired the 50% overriding royalty interest in the Portilla field owned by the Commingled Pension Trust Fund (Petroleum II), the trustee of which is Morgan Guaranty Trust Company of New York (Pension Fund). In connection with the purchase of both the Company's interest in the Portilla and Happy Fields and the

         Pension Fund's interest in the Portilla Field (together, the Properties), the Limited Partner obtained a loan (Bank Loan) secured by the Properties and contributed the Properties to Portilla-1996, L.P., a Texas limited partnership (Partnership). A subsidiary of the Company, Portilla-Happy Corporation (Portilla-Happy), is the general partner of the Partnership. The aggregate purchase price received by the Company was $17,600,000, of which $2,000,000 was used to purchase a minority interest in the Partnership, which has been accounted for using the equity method. At September 30, 1996, the Company's investment in and advances to the Partnership represents the original investment of $2,000,000 and advances made to the Partnership primarily for development drilling net of production revenue collected by the Company on behalf of the Partnership.

17.  ACQUISITIONS AND RELATED FINANCING (UNAUDITED)

         On September 30, 1996, the Company acquired interests in certain producing crude oil and natural gas properties located in the Wamsutter area of southwestern Wyoming (the Wyoming Properties) from Enserch Exploration, Inc. The initially agreed to purchase price of $47,500,000 was adjusted to $45,856,000 to reflect the preliminary estimate of net production revenue which accrued to the Company from April 1, 1996, the effective date, until closing, net of interest owed by the Company for the same period. As of September 30, 1996, the Company recorded $45,856,000 in its oil and gas properties. The acquisition was financed by borrowings under the Bridge Facility discussed below.

         On September 30, 1996, the Company entered into a credit facility with Bankers Trust Company (BTCo) and ING Capital (together the Lenders), providing a bridge facility in the total amount of $90,000,000, consisting of a $30,000,000 revolving credit facility, with $25,000,000 initially available, a $35,000,000 term loan and a $25,000,000 term loan (the Bridge Facility). The Bridge Facility is secured by a first priority lien on substantially all of the Company's U.S. assets and matures on October 31, 1997. If borrowings under the Bridge Facility have not been repaid by each of November 15, 1996 and January 1, 1997, the Company will be obligated to pay the Lenders additional fees and/or warrants to purchase common stock of the Company. The agreement limits the Company's debt to the Bridge Facility, restricts the payment of dividends other than to the existing preferred stock, and requires compliance with minimum tangible net worth, current and interest coverage ratios and certain financial reporting requirements.

         The revolving credit facility and the $35,000,000 term loan carry interest at LIBOR plus 2 1/4% and the $25,000,000 term loan carries interest at the BTCo's prime rate plus 3%, increasing at 1/2% for each 90-day period thereafter to a maximum of prime plus 4 1/2%. Under an interest rate swap agreement, the Company pays a fixed rate of 6.15% on $25,000,000 of borrowings while the lender under the Bridge Facility will pay a floating rate equal to the USD-LIBOR-BBA rate for one month maturities to the Company. Settlements are due monthly. The agreement terminates in August 1997 and may be extended for an additional year by the lenders. On September 30, 1996, the Company borrowed $85,000,000 under the Bridge Facility which was used to repay all amounts due First Union and to finance the purchase of the Wyoming Properties. In connection with the Bridge Facility the commodity swap agreement discussed in Note 15 was terminated.

         On November 14, 1996, the Company repaid all amounts outstanding under the Bridge Facility with proceeds from the offering of $215,000,000 of Senior Notes described below and entered into an amended and restated credit agreement (New Credit Facility). The New Credit Facility provides for a revolving line of credit with an initial availability of $20.0 million, subject to certain customary conditions including a borrowing base condition. No amounts were outstanding on September 30, 1996.

         Commitments available under the New Credit Facility are subject to borrowing base redeterminations to be performed semi-annually and, at the option of each of the Company and the Lenders, one additional time per year. Any outstanding principal balance in excess of the borrowing base will be due and payable in three equal monthly payments after a borrowing base redetermination. The borrowing base will be determined in the Agent's sole discretion, subject to the approval of the Lenders, based on the value of the Company's reserves as set forth in the reserve report of the Company's independent petroleum engineers, with consideration given to other assets and liabilities.

         The New Credit Facility has an initial revolving term of two years and a reducing period of three years from the end of the initial two-year period. The commitment under the New Credit Facility will be reduced during such reducing period by eleven equal quarterly reductions. Quarterly reductions will equal 8.2% per quarter with the remainder due at the end of the three-year reducing period.

         The applicable interest rate charged on the outstanding balance of the New Credit Facility is based on a facility usage grid. If the borrowings under the New Credit Facility represent an amount less than or equal to 33.3% of the available borrowing base, then the applicable interest rate charged on the outstanding balance will be either (a) an adjusted rate of the London Inter-Bank Offered Rate ("LIBOR") plus 1.25% or (b) the prime rate of the Agent (which is based on the agent's published prime rate) plus 9.50%. If the borrowings under the New Credit Facility represent an amount greater than or equal to 33.3% but less than 66.7% of the available borrowing base, then the applicable interest rate on the outstanding principal will be either (a) LIBOR plus 1.75% or (b) the prime rate of the Agent plus 0.50%. If the borrowings under the New Credit Facility represent an amount greater than or equal to 66.7% of the available borrowing base, then the applicable interest rate on the outstanding principal will be either (a) LIBOR plus 2.00% or (b) the prime rate of the Agent plus 0.50%. LIBOR elections can be made for periods of one, three or six months.

         The New Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company to (i) incur certain indebtedness or guarantee obligations, (ii) prepay other indebtedness including the Notes, (iii) make investments, loans or advances, (iv) create certain liens,
(v) make certain payments, dividends and distributions, (vi) merge with or sell assets to another person or liquidate, (vii) sell or discount receivables,
(viii) engage in certain intercompany transactions and transactions with affiliates, (ix) change its business, (x) experience a change of control and
(xi) make amendments to its charter, by-laws and other debt instruments. In addition, under the New Credit Facility, the Company is required to comply with specified financial ratios and tests, including minimum debt service coverage ratios, maximum funded debt to EBITDA tests, minimum net worth tests and minimum working capital tests.

         The New Credit Facility contains customary events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities and change of control.

         In September 1996, the Company entered into an agreement with the Limited Partner and certain noteholders (Noteholders) of the Partnership, pursuant to which the Company agreed to purchase the Limited Partner's interest in the Partnership and the Noteholders' notes in the aggregate principal amount of $5,920,000 (Notes), resulting in the Company's owning, on a consolidated basis, all of the equity interests in the Partnership. The aggregate consideration for the purchase of the Limited Partner's interest in the Partnership and the Notes is $6,961,000. The Company will also assume the Bank Loan which had an outstanding principal balance of approximately $20,639,000 as of October 31, 1996, and a commodity price hedge agreement. Under the terms of the agreement, the Company will be required to receive or make payments to BTCo and ING Capital based on a differential between a fixed and variable price for crude oil and natural gas through November 2001 on volumes ranging from 8,160 barrels of crude oil to 20,000 barrels of crude oil per month and 14,850 MMBTU of natural gas to 87,406 MMBTU of natural gas per month. Under this agreement, the Company will receive fixed prices ranging from $17.20 per barrel of crude oil to $18.55 per barrel of crude oil and $1.793 per MMBTU of natural gas to $1.925 per MMBTU of natural gas and will make payments based on the price for west Texas intermediate light sweet crude oil on the NYMEX for crude oil and the Inside FERC, Tennessee Gas Properties Co. Texas price for natural gas. Currently there is a net unrealized loss of approximately $1.8 million under the commodity price hedge. On November 14, 1996, the Company closed the transaction.

         As a result, the Company reacquired those interests in the Portilla and Happy Fields which it previously owned, as well as the interest in the Portilla Field previously owned by the Pension Fund. The Company will include in its balance sheet the amount previously removed from oil and gas properties in connection with the sale of its interest in the Portilla and Happy Fields during the quarter ended March 31, 1996, as well as the amount of the purchase price paid for the Pension Fund's interest in the Portilla Field, and all development drilling expenditures incurred on the properties, less the amount of DD&A related to the properties from the formation of the Partnership through the closing of the transaction.

         In October 1996, the Company entered into a letter of intent to purchase 100% of the outstanding capital stock of CGGS Canadian Gas Gathering Systems Inc. (CGGS) in Calgary, Canada after the consummation of the sale of CGGS of its Nevis gas processing plant, for approximately U.S.$85,000,000 plus the amount of CGGS's working capital at August 1, 1996, subject to price adjustments. CGGS owns producing oil and gas properties in Western Canada and adjacent gas gathering and processing facilities as well as undeveloped net acres of leaseholds. On November 14, 1996, the Company, through its wholly owned subsidiary, Canadian Abraxas Petroleum Limited (Canadian Abraxas) closed the transaction and immediately merged CGGS with and into Canadian Abraxas, and Canadian Abraxas, as the surviving entity, used the net proceeds from the sale of the Nevis gas processing plant to retire all of the outstanding debentures of CGGS. The transaction was financed by a portion of the proceeds from the offering of $215,000,000 of Senior Notes discussed below.

         On November 14, 1996, the Company and Canadian Abraxas completed the sale of $215,000,000 aggregate principal amount of Senior Notes due November 1, 2004. Interest at 11.5% is payable semi-annually on May 1 and November 1. The Notes are general unsecured obligations of the Company and Canadian Abraxas and the Company and Canadian Abraxas are joint and several obligors. The Notes are redeemable, in whole or in part, at the option of the Company and Canadian Abraxas on or after November 1, 2000, and any time prior to November 1, 1999, the Company and Canadian Abraxas may redeem up to 35% of the aggregate principal amount of the Notes with the cash proceeds of equity offerings at a redemption price of 111.5% of the aggregate principal amount of the Notes to be redeemed. The terms of the Indenture related to the Notes provide for certain financial covenants which may limit the ability of the Company to incur additional debt.

         In November 1996, the Company obtained a release of the 50% overriding royalty interest in the East White Point Field in San Patricia County, Texas and the Stedman Island Field in Nueces County, Texas from the Pension Fund for 9,300,000 before adjustment for accrual of net revenue to closing. The Company will record the net purchase price of approximately $8,771,000 to its oil and gas properties.

18.  OIL AND GAS PROPERTIES

         The Company's investment in crude oil and natural gas properties was as follows:

                                                            December 31
                                                    ----------------------------
                                                        1994           1995
                                                    ------------- --------------

  Proved crude oil and natural gas properties,
    including gas processing plants ............    $ 94,542,481  $ 104,127,204
  Accumulated depreciation, depletion, and
    amortization, and valuation allowances .....     (24,363,918)   (29,651,521)
                                                    ------------- --------------
   Net capitalized costs .......................    $ 70,178,563  $  74,475,683
                                                    ============= ==============
         Costs incurred, capitalized, and expensed in crude oil and natural gas producing activities are as follows:

                                                 December 31
                                    -----------------------------------------
                                        1993          1994          1995
                                    ------------  ------------   ------------

  Property acquisition costs:
  Proved ......................     $ 20,479,509  $ 33,597,172   $   718,871
  Unproved ....................           42,726         4,786          -
                                    ------------  -------------  ------------
                                    $ 20,522,235  $ 33,601,958   $   718,871
                                    ============  =============  ============

  Property development and
   exploration costs ..........     $ 5,116,747   $  7,150,943   $11,398,088
                                    ===========   =============  ============

  Depreciation, depletion, and
   amortization ...............     $ 2,360,200   $  3,776,823   $ 5,313,003
                                    ===========   ============   ============

  Depletion per equivalent
   barrel of production .......     $      5.03   $       4.35   $      4.67
                                    ===========   ============   ============

         The results of operations for oil and gas producing activities are as follows:

                                                   December 31
                                     -----------------------------------------
                                          1993         1994          1995
                                     ------------  ------------- -------------

Revenues .........................   $ 7,274,676   $ 11,114,028  $ 13,659,556
Production costs .................    (2,895,651)    (3,693,085)   (4,333,240)
Depreciation, depletion, and
  amortization ...................    (2,360,200)    (3,776,823)   (5,313,003)
Abandoned prospects ..............       (22,343)        -             -
General and administrative .......      (127,377)      (202,579)     (260,435)
Income taxes .....................          -            -             -
                                     ------------  ------------- -------------
 Results of operations from oil
  and gas producing activities
  (excluding corporate overhead
  and interest costs) ............   $ 1,869,105   $  3,441,541  $  3,752,878
                                     ============  ============= =============

                            SUPPLEMENTAL INFORMATION
                                   RELATING TO
                         OIL AND GAS PRODUCING COMPANIES


              For the Years Ended December 31, 1993, 1994, and 1995
                  and the Six-Month Period Ended June 30, 1996

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      SUPPLEMENTAL INFORMATION - UNAUDITED

               December 31, 1993, 1994, and 1995 and June 30, 1996
      (All Supplemental Information for the Periods Presented is Unaudited)


Estimated Quantities of Proved Oil and Gas Reserves

         The following table presents the Company's estimate of its net proved crude oil and natural gas reserves as of December 31, 1993, 1994, and 1995, and June 30, 1996. The Company's management emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. The estimates have been prepared by independent petroleum reserve engineers.

                                                   Liquid        Natural
                                                 Hydrocarbons      Gas
                                                 ------------  -------------
                                                  (Barrels)       (Mcf)
  Proved developed and undeveloped reserves:
    Balance at December 31, 1992 ..............   1,834,846      5,660,070
      Revisions of previous estimates .........    (298,390)    (1,339,668)
      Extensions and discoveries ..............       9,728      1,486,680
      Purchase of minerals in place ...........   3,063,401     11,822,353
      Production ..............................    (304,804)      (985,385)
      Sale of minerals in place ...............    (218,510)       (53,410)
                                                 -----------   -------------
    Balance at December 31, 1993 ..............   4,086,271     16,590,640
      Revisions of previous estimates .........     854,672      5,034,435
      Extensions and discoveries ..............   2,267,787     15,061,671
      Purchase of minerals in place ...........   2,416,646     33,288,229
      Production ..............................    (468,867)    (2,392,855)
      Sale of minerals in place ...............         (19)        (3,027)
                                                 -----------   -------------
    Balance at December 31, 1994 ..............   9,156,490      67,579,093
      Revisions of previous estimates .........  (1,327,795)    (18,941,473)
      Extensions and discoveries ..............   1,335,349       6,819,415
      Purchase of minerals in place ...........     213,998       2,888,885
      Production ..............................    (544,825)     (3,552,671)
      Sale of minerals in place ...............    (565,975)       (224,642)
                                                 -----------   -------------
    Balance at December 31, 1995 ..............   8,267,242      54,568,607
      Revisions of previous estimates .........    (353,035)     (3,260,607)
      Extensions and discoveries ..............     862,674       4,772,542
      Purchase of minerals in place ...........     230,647       1,700,440
      Production ..............................    (261,872)     (1,758,034)
      Sale of minerals in place ...............  (2,104,957)     (3,456,916)
                                                 -----------   -------------
     Balance at June 30, 1996 ..................  6,640,699(1)   52,566,032
                                                 ===========   =============

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

               December 31, 1993, 1994, and 1995 and June 30, 1996
      (All Supplemental Information for the Periods Presented is Unaudited)


         Estimated Quantities of Proved Oil and Gas Reserves (continued)

                                                   Liquid        Natural
                                                 Hydrocarbons      Gas
                                                 ------------  -------------
                                                 (Barrels)        (Mcf)
  Proved developed reserves:
    December 31, 1993 ..........................  3,468,492      15,242,500
                                                 ===========   =============
    December 31, 1994 ..........................  5,705,678      48,973,212
                                                 ===========   =============
    December 31, 1995 ..........................  5,999,581      44,025,782
                                                 ===========   =============
    June 30, 1996 ..............................  4,885,838      41,902,598
                                                 ===========   =============

         (1) Includes 127,700 barrels of crude oil from the Company's Canadian subsidiary, Cascade, which are not included in the Company's June 30, 1996 reserve report.

         All proved reserves are located within the continental United States.

         The significant downward revision in 1995 of previous liquid hydrocarbons and natural gas was due principally to decreased estimates of recoverable reserves in existing wells related to disappointing drilling results principally in the East White Point field, resulting in reclassification of proved undeveloped reserves to probable reserves.

         The significant upward revision in 1994 of previous liquid hydrocarbons and natural gas was due principally to increased estimates of recoverable reserves in existing wells as a result of drilling and workover success in 1994, combined with the completion of geological engineering studies on several major fields.

         The significant downward revision in 1993 of previous natural gas quantities was due principally to the reclassification of natural gas liquids to liquid hydrocarbons. The significant downward revision of liquid hydrocarbons was caused by the approximate 30 percent decrease in the price of crude oil, partially offset by the reclassification of the natural gas liquids.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

               December 31, 1993, 1994, and 1995 and June 30, 1996
      (All Supplemental Information for the Periods Presented is Unaudited)


STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

         The following disclosures concerning the standardized measure of future cash flows from proved crude oil and natural gas reserves are presented in accordance with Statement of Financial Accounting Standards No. 69. The standardized measure does not purport to represent the fair market value of the Company's proved crude oil and natural gas reserves. An estimate of fair market value would also take into account, among other factors, the recovery of reserves not classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

         Under the standardized measure, future cash inflows were estimated by applying period-end prices at December 31, 1995 and June 30, 1996, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by estimated future production and development costs based on year-end costs to determine pre-tax cash inflows. Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the Company's basis in the associated proved crude oil and natural gas properties, less the tax basis of the properties. Operating loss carryforwards, tax credits, and permanent differences to the extent estimated to be available in the future were also considered in the future income tax calculations, thereby reducing the expected tax expense.

         Future net cash inflows after income taxes were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

         Set forth below is the Standardized Measure relating to proved oil and gas reserves for:



                                              Years Ended December 31                     Six-Month Period
                             ----------------------------------------------------------     Ended June 30
                                    1993               1994                1995                 1996
                             ------------------- ------------------  ------------------  ------------------
   Future cash inflows ...     $   91,302,460      $  238,027,959      $  243,968,579      $  233,993,225
   Future production and
     development costs ...        (27,045,914)        (84,551,808)        (79,910,127)        (76,840,346)
   Future income tax
     expense .............        (11,109,000)        (26,542,000)        (28,014,454)        (26,506,019)
                             ------------------- ------------------  ------------------  ------------------
   Future net cash flows .         53,147,546         126,934,151         136,043,998         130,646,860
   Discount ..............        (20,219,000)        (49,241,151)        (48,884,079)        (50,073,402)
                             ------------------- ------------------  ------------------  ------------------
   Standardized Measure
     of discounted future
     net cash relating to
     proved reserves .....     $   32,928,546      $   77,693,000      $   87,159,919      $   80,573,458
                             =================== ==================  ==================  ==================


                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

               December 31, 1993, 1994, and 1995 and June 30, 1996
      (All Supplemental Information for the Periods Presented is Unaudited)


CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

         The  following  is an  analysis  of the  changes  in  the  Standardized
Measure:

                                                                                         Six-Month Period
                                                                                          Ended June 30
                                              Year Ended December 31
                             ----------------------------------------------------------
                                    1993               1994                1995                1996
                             ------------------- ------------------  ------------------ -------------------


   Standardized Measure,
     beginning of year ...      $  12,656,520       $  32,928,546       $  77,693,000      $  87,159,919
   Sales and transfers of
     oil and gas
     produced, net of
     production costs ....         (4,379,025)         (7,420,942)         (9,351,316)        (5,833,143)
   Net changes in prices
     and development and
     production costs
     from prior year .....          1,597,103           2,450,058          22,559,686         10,032,893
   Extensions,
     discoveries, and
     improved recovery,
     less related costs ..          1,613,724          13,509,056          13,475,100          9,467,077
   Purchases of minerals
     in place ............         31,098,560          29,162,942           3,867,205          2,935,043
   Sales of minerals in
     place ...............         (1,162,137)             (2,000)         (3,355,289)       (15,308,066)
   Revision of previous
     quantity estimates ..
                                   (3,282,778)          7,346,415         (24,936,935)        (5,118,486)
   Change in future
     income tax expense ..         (2,989,000)          5,804,000             382,460         (2,462,218)
   Other .................         (3,490,071)         (9,377,929)           (943,292)        (4,657,557)
   Accretion of discount .          1,265,650           3,292,854           7,769,300          4,357,996
                             ------------------- ------------------  ------------------ -------------------
   Standardized Measure,
     end of year .........      $  32,928,546       $  77,693,000       $  87,159,919      $  80,573,458
                             =================== ==================  ================== ===================

         The net change in prices and production costs from prior years in the Standardized Measure of discounted future net cash flows was predominantly due to an approximate increase in the price of an equivalent barrel of oil of $2.39, offset by an increase in the production cost of an equivalent barrel of oil of $.70.

                        AUDITORS' REPORT TO THE DIRECTORS



To the Board of Directors of
Canadian Gas Gathering Systems Inc.

         We have audited the balance sheets of CGGS Canadian Gas Gathering Systems Inc. as at October 31, 1995 and 1994 and the statements of earnings
(loss) and deficit and changes in financial position for the years ended October 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

         In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 1995 and 1994 and the results of its operations and the changes in its financial position for the years ended October 31, 1995, 1994 and 1993 in accordance with generally accepted accounting principles.



KPMG
Chartered Accountants

Calgary, Canada
January 12, 1996



                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

                                 BALANCE SHEETS

                              (In Canadian Dollars)


                                     ASSETS

                                                                        October 31
                                                          ---------------------------------------     October 31
                                                                1994                1995                 1996
                                                          ------------------ -------------------- --------------------
                                                                                                      (Unaudited)
Current assets:
   Cash and short-term deposits .....................        $   8,326,000      $    1,274,000       $   10,050,000
   Accounts receivable ..............................           11,619,000          12,850,000           13,540,000
                                                          ------------------    -------------------- --------------------
                                                                19,945,000          14,124,000           23,590,000

Capital assets (note 3) .............................          129,432,000         128,095,000          123,857,000
Deferred financing costs (note 4) ...................            1,628,000           1,482,000            1,336,000
Deferred foreign exchange loss ........................          9,775,000           7,882,000            6,858,000
                                                          ------------------ -------------------- --------------------

   Total assets .......................................      $ 160,780,000      $  151,583,000       $  155,641,000
                                                          ================== ==================== ====================

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                        October 31
                                                          ----------------------------------------      October 31
                                                                 1994                 1995                 1996
                                                          -------------------  -------------------  -------------------
                                                                                                       (Unaudited)
Current liabilities:
   Debenture interest payable to shareholders .......        $   1,399,000      $    1,344,000      $     1,342,000
   Accounts payable .................................           10,108,000           4,335,000            7,201,000
                                                          -------------------  -------------------  -------------------
     Total current liabilities ........................         11,507,000           5,679,000            8,543,000

Long-term shareholders' debt (note 5) ...............          114,167,000         113,070,000          113,179,000
Provision for future site restoration ...............            2,236,000           3,015,000            4,148,000
                                                          -------------------  -------------------  -------------------
                                                               127,910,000         121,764,000          125,870,000

Shareholders' equity:
   Share capital (note 6) ...........................           34,213,000          34,213,000           34,213,000
   Deficit ..........................................           (1,343,000)         (4,394,000)          (4,442,000)
                                                          -------------------  -------------------  -------------------
     Total shareholders' equity                                 32,870,000          29,819,000           29,771,000

Commitments (note 10)
     Total liabilities and shareholders' equity .....        $  160,780,000     $  151,583,000      $   155,641,000
                                                          ===================  ===================  ===================




                 See accompanying notes to financial statements.



                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

                    STATEMENTS OF EARNINGS (LOSS) AND DEFICIT

                              (In Canadian Dollars)


                                                                                                            Year Ended
                                                               Year Ended October 31                        October 31
                                             ----------------------------------------------------------- ------------------
                                                    1993                1994                1995               1996
                                             ------------------- ------------------- ------------------- ------------------
                                                                                                            (Unaudited)
Revenues:
   Processing ............................      $  25,818,000       $  30,408,000       $  33,100,000       $  36,954,000
   Production ............................         28,620,000          35,855,000          22,408,000          26,791,000
   Royalties, net ........................         (5,321,000)         (6,787,000)         (3,366,000)         (3,975,000)
   Other income ..........................            264,000           1,028,000             996,000             690,000
                                             -------------------  ------------------- ------------------- ------------------
                                                   49,381,000          60,504,000          53,138,000          60,460,000

Expenses:
   Processing ............................         16,707,000          15,621,000          14,763,000          19,207,000
   Production ............................          4,649,000           4,866,000           5,689,000           5,308,000
   Administration (note 7) ...............          3,685,000           3,960,000           4,507,000           4,117,000
   Interest on acquisitions ..............          1,280,000                   -                   -                   -
   Interest on long-term shareholders'
     debt ................................         12,175,000          15,998,000          16,227,000          16,172,000
   Depletion and depreciation ............         13,408,000          14,361,000          13,754,000          14,092,000
   Amortization of deferred financing                 146,000             146,000             146,000             146,000
     costs ...............................
   Foreign exchange loss .................            760,000             772,000             795,000           1,134,000
                                             ------------------- ------------------- ------------------- ------------------
                                                   52,810,000          55,724,000          55,881,000          60,176,000
                                             ------------------- ------------------- ------------------- ------------------
Earnings (loss) before taxes .............         (3,429,000)          4,780,000          (2,743,000)            284,000

Large corporation tax ....................            262,000             274,000             308,000             332,000
                                             ------------------- ------------------- ------------------- ------------------
Net earnings (loss) ......................         (3,691,000)          4,506,000          (3,051,000)            (48,000)

Deficit - beginning of year ..............         (2,158,000)         (5,849,000)         (1,343,000)         (4,394,000)
                                             ------------------- ------------------- ------------------- ------------------
Deficit - end of year ....................      $  (5,849,000)      $  (1,343,000)      $  (4,394,000)      $  (4,442,000)
                                             =================== =================== =================== ==================

                 See accompanying notes to financial statements.


                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

                   STATEMENTS OF CHANGES IN FINANCIAL POSITION

                              (In Canadian Dollars)


                                                                                                            Year Ended
                                                               Year Ended October 31                        October 31
                                             ----------------------------------------------------------- ------------------
                                                    1993                1994                1995               1996
                                             ------------------- ------------------- ------------------- ------------------
                                                                                                            (Unaudited)
Operating Activities:
   Net earnings (loss) ...................      $ (3,691,000)       $   4,506,000       $  (3,051,000)      $     (48,000)
   Depletion and depreciation ............        13,408,000           14,361,000          13,754,000          14,092,000
   Amortization of deferred financing                146,000              146,000             146,000             146,000
     costs ...............................
   Foreign exchange loss .................           760,000              772,000             795,000           1,134,000
   Decrease (increase) in non-cash working
     capital items........................         6,004,000           (5,443,000)         (7,004,000)          2,176,000
                                                  -------------------  ------------------- ------------------- ------------------
                                                  16,627,000           14,342,000           4,640,000          17,500,000

Financing Activities:
   Issuance of share capital .............        17,692,000              583,000                   -                   -
   Increase in long-term shareholders'
     debt.................................        53,057,000            1,726,000                   -                   -
                                                  ------------------- ------------------- ------------------- ------------------
                                                  70,749,000            2,309,000                   -                   -

Investing Activities:
   Expenditures on capital assets ........       (49,010,000)         (15,024,000)        (11,638,000)         (8,722,000)
   Decrease in deferred revenue ..........        (1,473,000)                   -                   -                   -
   (Increase) decrease in non-cash               (35,281,000)          (3,771,000)            (54,000)             (2,000)
     working capital ...................
                                             ------------------- ------------------- ------------------- ------------------
                                                 (85,764,000)         (18,795,000)        (11,692,000)         (8,724,000)

Increase (decrease) in cash and                    1,612,000           (2,144,000)         (7,052,000)          8,776,000
   short-term deposits ...................

Cash and Short-Term Deposits:
   Beginning of year ...................           8,858,000           10,470,000           8,326,000           1,274,000
                                             ------------------- ------------------- ------------------- ------------------
   End of year .........................        $ 10,470,000        $   8,326,000       $   1,274,000       $  10,050,000
                                             =================== =================== =================== ==================




                 See accompanying notes to financial statements.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

                          NOTES TO FINANCIAL STATEMENTS

  (Information as to October 31, 1996 and for the Year Then Ended is Unaudited)


         The Company was incorporated on March 9, 1990 under the Canada Business Corporations Act. The Company was formed to invest in gas plants, gas gathering systems and related gas reserves in Canada. Morrison Petroleums Ltd., a shareholder, manages the Company.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The financial statements are prepared in accordance with generally accepted accounting principles in Canada.

FOREIGN CURRENCY TRANSLATION

         Monetary assets and monetary liabilities are translated at the exchange rate in effect at the balance sheet date. Gains and losses on translation are recorded in the statement of earnings, except that gains or losses on monetary liabilities with a fixed or ascertainable life are deferred and amortized over the repayment period.

JOINT VENTURES

         The Company's exploration and production activities related to oil and gas are substantially conducted in joint participation with others and, accordingly, the accounts reflect only the Company's proportionate interest in such activities.

CAPITAL ASSETS

         The Company follows the full cost method of accounting for exploration and development expenditures wherein all costs related to the exploration for and the development of oil and gas reserves are capitalized. These costs include leasehold acquisition costs, carrying charges of non-producing properties, costs of drilling and completing wells, and oil and gas production equipment. Proceeds received from the disposal of properties are normally credited against accumulated costs unless this would result in a significant change in the depletion rate, in which case, a gain or loss is computed and reflected in the earnings statement.

         The Company carries its oil and gas properties at the lower of capitalized cost and net recoverable value. Net recoverable value is future net revenues from proven reserves plus unproven properties at cost less impairment, if any, net of the provision for future site restoration. Future net revenues are determined using unit prices and production costs in effect at year-end and include an allowance for future overhead costs, site restoration, financing charges and income taxes that will be incurred in earning these revenues.

         Petroleum and natural gas properties are depleted and tangible production equipment is depreciated using the unit-of-production method based upon the estimated proven oil and gas reserves after royalties. Reserves are converted to common units based on the approximate equivalent energy content of each unit of reserves, which results in a conversion ratio of six thousand cubic feet of gas to one barrel of oil equivalent.

         Processing facilities are depreciated on a straight-line basis over the estimated useful life of each facility.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

PROVISION FOR FUTURE SITE RESTORATION

         Provision is made for future site restoration costs. This provision is charged to earnings over the estimated life of the proven oil and gas reserves and processing facilities using the unit of production and the straight-line methods respectively, and is included with depletion and depreciation.

ROYALTIES

         Crown, freehold and overriding royalties and mineral taxes are net of Alberta Royalty Tax Credits.

DEFERRED FINANCING COSTS

         The  deferred   financing  costs  are  associated  with  obtaining  the
subscriptions for units (see Note 2). These costs were amortized evenly over fifteen years.

2.  FORMATION AND UNIT SUBSCRIPTIONS

         Under the Unit Subscription Agreement, the investors have subscribed for units at U.S. $100,000 per unit consisting of U.S. $75,000 of debentures and U.S. $25,000 of Class A shares (2,500 Class A shares at a price of U.S. $10 per share) in a 3-to-1 ratio. The Company received commitments for unit subscriptions totaling U.S. $114,700,000 (U.S. $86,025,000 of debentures and 2,867,500 Class A shares at U.S. $10 per share). At October 31, 1996, 1995 and 1994 98.12% of the subscriptions were paid for and debentures and shares issued.

         On September 14, 1994, the Board of Directors approved a resolution to end any further acquisitions by the investors and to close out the investor obligations.

         At  October  31,  1996,   U.S.   $84,411,829  of  debentures  and  U.S.
$28,137,367 Class A shares were issued and outstanding.

         Under Amendment No. 4 to the Unit Subscription Agreement dated May 15, 1995, in 1995 the Company is permitted to expend all of its funds from operations after debt servicing and all applicable corporate tax, on capital enhancements, repairs and maintenance. In 1996 and subsequent years, subject to approval by eighty percent of all shareholders, the Company is permitted to expend two-thirds of its funds from operations after debt servicing and all applicable corporate tax, on capital enhancements, repairs and maintenance.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

3.  Capital Assets

                                                                          October 31
                                                 --------------------------------------------------------------
                                                        1994                 1995                 1996
                                                 -------------------- -------------------- --------------------
                                                                                              (unaudited)
         Oil and Gas Properties:
            Cost ..............................     $   42,310,000       $   43,361,000      $    44,963,000
            Accumulated depletion .............        (20,267,000)         (24,540,000)         (28,197,000)
                                                 -------------------- -------------------- --------------------
                                                        22,043,000           18,821,000           16,766,000
                                                 -------------------- -------------------- --------------------

         Tangible Production Equipment:
            Cost ..............................          7,889,000            9,402,000           10,239,000
            Accumulated depreciation ..........         (3,523,000)          (4,450,000)          (5,283,000)
                                                 -------------------- -------------------- --------------------
                                                         4,366,000            4,952,000            4,956,000
                                                 -------------------- -------------------- --------------------
         Processing Facilities:
            Cost ..............................        118,623,000          127,696,000          133,979,000
            Accumulated depreciation ..........        (15,600,000)         (23,374,000)         (31,844,000)
                                                 -------------------- -------------------- --------------------
                                                       103,023,000          104,322,000          102,135,000
                                                 -------------------- -------------------- --------------------
                                                    $  129,432,000       $  128,095,000      $   123,857,000
                                                 ==================== ==================== ====================

         During 1996 no acquisition fees (1995 - $0, 1994 - $27,000) were included in the cost of capital assets. A provision for future site restoration of $1,132,347 (1995 - $779,000, 1994 - $740,000, 1993 - $644,935) was expensed during 1996.

4.  DEFERRED FINANCING COSTS

                                                     October 31
                                    -------------------------------------------
                                        1994            1995            1996
                                    -----------     -----------     -----------
                                                                    (unaudited)
Deferred financing costs .......    $ 2,187,000     $ 2,187,000     $ 2,187,000
Accumulated amortization .......       (559,000)       (705,000)       (851,000)
                                    ===========     ===========     ===========
                                    $ 1,628,000     $ 1,482,000     $ 1,336,000
                                    ===========     ===========     ===========

5.    LONG-TERM SHAREHOLDERS' DEBT

         The debentures are payable in U.S. dollars fifteen years from the date of issue which is in the period 2005 to 2008. The debentures bear interest at 14% per annum payable on a quarterly basis.

         The Company is entitled, if the after-tax cash flow is not sufficient to make interest payments, to satisfy interest payments by issuing additional debentures valued at an amount equal to 100% of the principal amount thereof, and Class A shares at $10.00 per share.

         The debentures are held by the Class A shareholders.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

6.  SHARE CAPITAL

AUTHORIZED

         Unlimited Class A voting common shares.

         Unlimited Class B non-voting common shares.

         The Class B shares are not entitled to dividends. Upon payout, as defined in the Company's Articles, each Class B share may be converted to a Class A share and the Class B shareholders have a call option to purchase, in the aggregate, 25% of the then outstanding debentures at a price of U.S. $10 for each U.S. $75,000 principal amount of debentures.

         Class B shares are issued equal to 33% of the Class A shares issued pursuant to subscription calls. Class B shares are issued for U.S. $.01 per share.

ISSUED FOR CASH

                                             Class A              Class B
                                  ------------------------ -------------------

Inception to October 31, 1993     2,770,599  $ 33,619,000   923,530  $ 11,000
Issued during 1994                   43,139       582,000    14,380      -
                                 ----------- ------------- --------- ---------
Balance at October 31, 1994,
 1995 and 1996 (unaudited)        2,813,738  $ 34,201,000   937,910  $ 11,000
                                 =========== ============= ========= =========

7.  Administration

         Pursuant to the administration and management agreements, the following expenses have been recorded:

                                                             Year Ended October 31
                                    -------------------------------------------------------------------------
                                          1993              1994               1995               1996
                                    ----------------- ------------------ ------------------ -----------------
                                                                                               (unaudited)
Management fees .................      $  2,105,000      $  2,384,000       $ 2,613,000       $  2,531,000
Administration fees .............         1,394,000         1,959,000         1,628,000          1,632,000
                                    ----------------- ------------------ ------------------ -----------------
                                          3,499,000         4,343,000         4,241,000          4,163,000

Directors' fees and expenses ....            38,000            63,000           311,000            113,000
General corporate expenses ......           148,000           550,000           400,000            299,000
                                    ----------------- ------------------ ------------------ -----------------
                                          3,685,000         4,956,000         4,952,000          4,575,000

Recoveries ......................                 -          (996,000)         (445,000)          (458,000)
                                    ----------------- ------------------ ------------------ -----------------
                                       $  3,685,000      $  3,960,000       $ 4,507,000       $  4,117,000
                                    ================= ================== ================== =================

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

         General corporate expenses include third-party professional fees, insurance and other items of a general corporate nature.

8.  INCOME TAXES

         At October 31, 1996, the Company has estimated deductions for income tax purposes which exceed the related book value by $3,400,000, the potential benefit of which have not been recognized in these financial statements. For income tax purposes, the Company has reported non-capital loss carryforwards of $50,350,000 at October 31, 1996 which expire as follows: 1997 - $415,000; 1998 -
$1,658,000;  1999 - $12,543,000;  2000 - $11,991,000;  2001 - $9,061,000; 2002 -
$11,247,000; 2003 - $3,435,000.

9.  RELATED PARTY TRANSACTIONs

         At times, the Company enters into agreements and transactions related to gas plants and gas reserves with Morrison Petroleums Ltd. and Canadian Gas Gathering Systems II, Inc. These transactions are carried out in accordance with industry standard terms.

         During 1995, a consulting fee of $158,000 was paid to a founder and director.

10.  COMMITMENTS

         The Company has a Management Agreement with Morrison Petroleums Ltd. to provide services with respect to evaluation, acquisition, development and construction of projects and Consulting Agreements with two other founders. The Agreements are for ten years and provide for annual management and consulting fees to be paid to the three parties totaling 1.5% of the original cost of all projects, subject to certain adjustments as provided in the Agreements.

         The Company has an Administration Agreement with Morrison Petroleums Ltd. to provide administrative functions to the Company. This Agreement is for ten years and provides for an annual administration fee of 5% of the net operating income as defined in the agreement.

         Under these agreements, fees were incurred and accrue to the founders as follows:

                                        Morrison           Gas       B. Feshbach
                                      Petroleums Ltd.   Systems III    & Sons
                                     ----------------- ------------- -----------

  Year ended October 31, 1993 ......    $   3,187,000   $ 496,000    $  192,000
  Year ended October 31, 1994 ......        3,653,000     443,000       247,000
  Year ended October 31, 1995 ......        3,485,000     485,000       271,000
  Year ended October 31, 1996
                   (unaudited)......        3,363,000     513,000       287,000

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

         Of the above fees which accrued to the founders, the following amounts were outstanding at the periods ended as follows:

                                        Morrison           Gas       B. Feshbach
                                     Petroleums Ltd.   Systems III     & Sons
                                    ----------------  ------------- ------------

  Year ended October 31, 1994 .....     $   854,000   $   92,000     $  53,000
  Year ended October 31, 1995 .....         850,000       88,000        40,000
  Year ended October 31, 1996 .....         616,000      131,000         1,000

         In addition, under the Administration Agreement, where Morrison Petroleums Ltd. is the operator of a gas system, capital and operating overhead is recovered from the Company by Morrison Petroleums Ltd. following guidelines prescribed by the Petroleum Accountants Society of Canada, Accounting Procedure at negotiated rates.

11.  SUBSEQUENT EVENTS

         Subsequent to October 31, 1996 the Company became a wholly owned subsidiary of Abraxas Petroleum Corporation. Prior to the change in ownership, the Company sold its interest in the Nevis gas plant and related facilities to Morrison Petroleum, LTD, for a consideration of $120,000,000, converted its U.S. dollar denominated debt to Canadian dollars and repaid the debt.

12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

         These financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") which, in the case of the Company, conforms with United States generally accepted accounting principles ("US GAAP") in all material respects except as follows:

         (a) In accordance with U.S. GAAP, exchange gains and losses arising on translation of long-term monetary liabilities, unless designated as a hedge, are included in income currently instead of deferred and amortized over the lives of such long term liabilities.

         (b) The Company has applied Statement of Financial Accounting Standards Number 109 "Accounting for Income Taxes" ("SFAS 109") effective November 1, 1992. SFAS 109 requires the Company to account for income taxes using the liability method for US GAAP purposes. There was no cumulative effect or effect on current results as a consequence of adopting SFAS 109.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

         The impact of these changes on the Company's financial statements is as follows:

STATEMENT OF EARNINGS

                                                               Years Ended October 31
                                    ------------------------------------------------------------------------------
                                          1993                1994                1995                1996
                                    ------------------ ------------------- ------------------- -------------------
                                                                                                   (unaudited)
Net earnings (loss) as reported .      $  (3,691,000)     $   4,506,000       $  (3,051,000)     $   (1,384,000)
Foreign currency translation ....         (4,409,000)        (1,829,000)          1,893,000           1,024,000
                                    ================== =================== =================== ===================
Net earnings (loss) in accordance
   with U.S. GAAP ...............      $  (8,100,000)     $   2,677,000      $   (1,158,000)     $     (360,000)
                                    ================== =================== =================== ===================

                                                                         Increase
                                                    As Reported         (Decrease)           U.S. GAAP
                                                 ------------------  ------------------ --------------------

         October 31, 1994
         Deferred foreign exchange loss .......     $   9,775,000       $  (9,775,000)     $            -
         Deficit ..............................        (1,343,000)          9,776,000         (11,119,000)

         October 31, 1995
         Deferred foreign exchange loss .......         7,882,000          (7,882,000)                  -
         Deficit ..............................        (4,394,000)          7,883,000         (12,277,000)

         October 31, 1996
         Deferred foreign exchange loss .......         6,858,000          (6,858,000)                  -
         Deficit ..............................        (5,778,000)          6,859,000         (12,637,000)



13. CHANGES IN NON-CASH WORKING CAPITAL COMPONENTS

                                                               Years Ended October 31
                                    ------------------------------------------------------------------------------
                                          1993                1994                1995                1996
                                    ------------------ ------------------- ------------------- -------------------
                                                                                                   (Unaudited)
Decrease (increase) in
  non-cash working capital items:
Operating:
  Accounts receivable                 $  (5,558,000)     $    (562,000)     $  (1,231,000)     $   (  690,000)
  Accounts payable                       11,562,000         (4,881,000)        (5,773,000)          2,866,000
                                    ------------------ ------------------- ------------------- -------------------
                                       $  6,004,000      $  (5,443,000)     $  (7,004,000)     $    2,176,000
                                    ================== =================== =================== ===================
Investing:
  Accounts receivable                 $ (38,023,000)    $        --        $        --        $        --
  Debenture interest payable
    to shareholders                       2,742,000         (3,771,000)           (54,000)             (2,000)
                                    ------------------ ------------------- ------------------- -------------------
                                       $(35,281,000)     $  (3,771,000)     $     (54,000)     $       (2,000)
                                    ================== =================== =================== ===================

                          Independent Auditors' Report



To the Board of Directors of
   Enserch Exploration, Inc.

         We have audited the accompanying statements of revenues and direct operating expenses of Enserch Exploration, Inc.'s Wamsutter Area Package (the "Package") (see Note 1) to be sold to Abraxas Petroleum Corporation for the years ended December 31, 1995, 1994, and 1993. These financial statements are the responsibility of the management of Enserch Exploration, Inc., as operator of the properties. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         The accompanying statements of revenues and direct operating expenses reflect the revenues and direct operating expenses attributable to the Package as described in Note 1 to the financial statements and are not intended to be a complete presentation of the revenues and expenses of the Package.

         In our opinion, the accompanying financial statements present fairly, in all material respects, the revenues and direct operating expenses of the Package as described in Note 1 for the years ended December 31, 1995, 1994, and 1993, in accordance with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Dallas, Texas
June 26, 1996



               ENSERCH EXPLORATION, INC.'S WAMSUTTER AREA PACKAGE

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES


                                                                                   Nine Months Ended
                                          Year Ended December 31                     September 30
                               --------------------------------------------- ------------------------------
                                    1993            1994           1995           1995            1996
                               --------------  -------------- -------------- --------------  --------------
                                                               (in thousands)         (Unaudited)
Revenues:
   Oil, gas and related

     product sales ...........    $ 10,655        $ 10,171       $  7,542       $  5,262        $  7,280

Direct operating expenses:
   Lease operating expense ...         431             640          1,029            894             776
   Severance and
     property taxes ..........       1,108           1,291          1,113            778           1,068

                               --------------  -------------- --------------  --------------  -------------
                                     1,539           1,931          2,142          1,672           1,844
                               --------------  -------------- --------------  --------------  -------------
Excess of revenues over
   direct operating expenses .    $  9,116        $  8,240       $  5,400       $  3,590        $  5,436
                               ==============  ============== ==============  ==============  =============




        The accompanying notes are an integral part of these statements.

               ENSERCH EXPLORATION, INC.'S WAMSUTTER AREA PACKAGE

                       NOTES TO STATEMENTS OF REVENUES AND
                            DIRECT OPERATING EXPENSES


1.  THE PROPERTIES

         The accompanying statements represent the revenues and direct operating expenses attributable to the net interest in Enserch Exploration, Inc.'s ("EEX") Wamsutter Area Package producing wells and certain non-producing leases to be sold to Abraxas Petroleum Corporation ("Abraxas"). The properties are located in Sweetwater and Canton County, Wyoming. EEX acquired the properties on June 8, 1995 when it purchased all of the capital stock of Dalen Corporation. Effective January 1, 1996, Dalen Corporation was merged into EEX.

         Historical financial statements reflecting financial position, results of operations and cash flows required by generally accepted accounting principles are not presented, as such information is neither readily available on an individual property basis nor meaningful for the properties acquired because the entire acquisition cost is being assigned to oil and gas properties. Accordingly, these statements of revenues and direct operating expenses are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

         The accompanying statements of revenues and direct operating expenses represent EEX's net working interest in the properties to be acquired by Abraxas and are presented on the full cost accrual basis of accounting. Depreciation, depletion and amortization, allocated general and administrative expense, interest expense and income, and income taxes have been excluded because the property interests acquired represent only a portion of a business and the expenses incurred are not necessarily indicative of the expenses to be incurred by Abraxas.

2.  CONTINGENT LIABILITIES

         Given the nature of the properties acquired and as stipulated in the purchase agreement, Abraxas is subject to loss contingencies pursuant to existing or expected environmental laws, regulations, and losses covering the acquired properties.

3.  OIL AND GAS RESERVES (UNAUDITED)

         The following table of estimated proved and proved developed reserves of oil and gas related to the Wamsutter Area Package properties has been prepared utilizing estimates of period-end reserve quantities provided by independent petroleum consultants.

                                                   Oil                 Gas
                                                (Bbl) (a)             (Mcf)
                                            ------------------- ----------------

         At January 1, 1993 ..............          547,125          43,339,881
            Production ...................          (65,283)         (4,498,193)
            Other changes, net ...........           28,903             553,355
                                            ----------------    ----------------
         At January 1, 1994 ..............          510,745          39,395,043
            Production ...................         (288,763)         (4,712,683)
            Other changes, net ...........        1,915,650           1,298,888
                                            ----------------    ----------------
         At January 1, 1995 ..............        2,137,632          35,981,248
            Production ...................         (303,076)         (4,285,734)
            Other changes, net ...........        l,390,493           8,838,026
                                            ================    ================
         At January 1, 1996 ..............        3,225,049          40,533,540
                                            ================    ================

               ENSERCH EXPLORATION, INC.'S WAMSUTTER AREA PACKAGE

                       NOTES TO STATEMENTS OF REVENUES AND
                            DIRECT OPERATING EXPENSES


                                                   Oil                 Gas
                                                  (Bbl)               (Mcf)
                                            ------------------- ----------------
         Proved Developed Reserves:
         At January 1, 1993 ..............           547,125          43,339,881
         At January 1, 1994 ..............           510,745          39,395,043
         At January 1, 1995 ..............         2,137,632          35,981,248
         At January 1, 1996 ..............         2,942,115          36,559,004
------------------

(a) Includes condensate and natural gas liquids attributable to leasehold interests of 2,655,476 Bbls for January 1, 1996 and 1,669,664 Bbls for January 1, 1995. Prior to l994, gas was not processed to extract natural gas liquids.

4. STANDARDIZED MEASURE (UNAUDITED)

         Discounted future net cash flows relating to proved gas and oil reserve quantities (unaudited) have been prepared using estimated future production rates and associated production and development costs. Continuation of economic conditions existing at the balance sheet date was assumed. Accordingly, estimated future net cash flows were computed by applying prices and contracts in effect at period end to estimated future production of proved gas and oil reserve, estimating future expenditures to develop proved reserves and estimating costs to produce the proved reserves based on average costs for the period. Average prices used in the computations were: Gas (per Mcf) $2.08 in 1995, $1.45 in 1994 and $2.40 in 1993; Oil (per barrel) $11.17 in 1995, $7.22 in
1994 and $13.52 in 1993.

         Because reserve estimates are imprecise and changes in the other variables are unpredictable, the standardized measure should be interpreted as indicative of the order of magnitude only and not as precise amounts.

                                                  1995       1994       1993
                                               ---------------------------------

  Standardized Measure (in thousands):
     Future cash inflows .....................  $ 120,278   $ 67,597  $ 101,445
     Future production and development costs .    (25,971)   (17,121)   (19,710)
     Future income-tax expense ...............    (16,137)   (14,873)   (25,525)
                                                --------------------------------
     Future net cash flows ...................     78,170     35,603     56,210
     Less 10% annual discount ................     35,565     14,095     23,727
                                                ================================
     Standardized measure of discounted
      future net cash flows .................   $  42,605   $ 21,508  $  32,483
                                                ================================
  Change in Standardized Measure (in thousands):
     Sales and transfers of gas and oil
       produced, net of production costs ....   $  (5,400)  $ (8,240) $  (9,116)
     Changes in prices, net of production and
       future development costs ..............     14,280    (21,828)     4,903
     Accretion of discount ...................      2,151      3,248      3,326
     Net change in income taxes ..............        190      5,765        240
     Additions, revisions and offer changes ..      9,876     10,080       (125)
                                                ================================
           Total .............................  $  21,097   $(10,975) $    (772)
                                                ================================

                         Report of Independent Auditors



Board of Directors
Abraxas Petroleum Corporation

We have audited the accompanying statements of combined oil and gas revenues and direct operating expenses of the Certain Overriding Royalty Interests in the Portilla Field Acquired by Abraxas Petroleum Corporation (Abraxas) for the years ended December 31, 1994 and 1995. These statements are the responsibility of Abraxas' management. Our responsibility is to express an opinion on the statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of combined oil and gas revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of combined oil and gas revenues and direct operating expenses. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements of combined oil and gas revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, are not intended to be a complete presentation of the combined oil and gas revenues and expenses of Certain Overriding Royalty Interests in the Portilla Field Acquired by Abraxas.

In our opinion, the statements referred to above present fairly, in all material respects, the combined oil and gas revenues and direct operating expenses of Certain Overriding Royalty Interests in the Portilla Field Acquired by Abraxas for the years ended December 31, 1994 and 1995 in conformity with generally accepted accounting principles.




                                                         ERNST & YOUNG LLP
San Antonio, Texas
August 30, 1996



           CERTAIN OVERRIDING ROYALTY INTERESTS IN THE PORTILLA FIELD
                    ACQUIRED BY ABRAXAS PETROLEUM CORPORATION

                   STATEMENTS OF COMBINED OIL AND GAS REVENUES
                          AND DIRECT OPERATING EXPENSES


                                      Nine Months Ended
                                    Year Ended December 31                       September 30
                             --------------------------------------  --------------------------------------
                                    1994               1995                1995                1996
                             ------------------- ------------------  ------------------ -------------------
                                   (Unaudited)

Oil and gas revenues .....      $   3,529,234       $   3,675,596       $   2,608,169      $   2,821,855

Direct operating expenses:
   Production taxes ......            908,421             835,092             590,019            621,656
                             ------------------- ------------------  ------------------ -------------------

Oil and gas revenues in
   excess of direct
   operating expenses ....      $   2,620,813       $   2,840,504       $   2,018,150      $   2,200,199
                             =================== ==================  ================== ===================




                             See accompanying notes.

           CERTAIN OVERRIDING ROYALTY INTERESTS IN THE PORTILLA FIELD
                    ACQUIRED BY ABRAXAS PETROLEUM CORPORATION

              NOTES TO STATEMENTS OF COMBINED OIL AND GAS REVENUES
                          AND DIRECT OPERATING EXPENSES

                     Years Ended December 31, 1994 and 1995

(Information  as to the  Nine  Months  Ended  September  30,  1995  and  1996 is
Unaudited)


1.  BASIS OF PRESENTATION

         The accompanying statement of combined oil and gas revenues and direct operating expenses represents the results from certain oil and gas producing properties located in the Portilla Field, San Patricia County, Texas -- (Properties) which were previously owned by the Commingled Pension Trust Fund (Petroleum II) (the Pension Fund) which were acquired in connection with the acquisition by Abraxas Petroleum Corporation (Abraxas). Abraxas acquired the remaining 75% partnership interest in Portilla-1996, L.P., the limited partner of which acquired the above interests from the Pension Fund on March 21, 1996 and contributed such interest to the Partnership.

         Full historical financial statements reflecting financial position, results of operations, and cash flows required by generally accepted accounting principles are not presented, as such information is not readily available on an individual property basis nor meaningful for the properties acquired because the entire acquisition cost is being assigned to oil and gas properties. Accordingly, these statements of combined oil and gas revenues and direct operating expenses are presented in lieu of the financial statements required under Rule 3-05 of Regulation S-X of the Securities and Exchange Commission.

         The accompanying statements of combined oil and gas revenues and direct operating expenses represent the net overriding royalty interests in the Properties to be acquired by Abraxas and are presented on the accrual basis of accounting. Depreciation, depletion and amortization, general and administrative expenses, interest expense, and federal and state income taxes have been excluded because the property interests acquired represent only a portion of a business and the expenses incurred are not necessarily indicative of the expenses to be incurred by Abraxas.

         The unaudited statements of combined oil and gas revenues and direct operating expenses for the nine months ended September 30, 1995 and 1996 include, in the opinion of management, all material adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation. The results of the nine months ended September 30, 1996, are not necessarily indicative of the results to be expected for the full year.

           CERTAIN OVERRIDING ROYALTY INTERESTS IN THE PORTILLA FIELD
                    ACQUIRED BY ABRAXAS PETROLEUM CORPORATION

              NOTES TO STATEMENTS OF COMBINED OIL AND GAS REVENUES
                    AND DIRECT OPERATING EXPENSES (CONTINUED)





2. SUPPLEMENTAL INFORMATION RELATING TO OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

         The following table presents the estimate of the net proved crude oil and natural gas quantities related to the interests in the Properties acquired and have been prepared utilizing the estimates of reserve quantities prepared by independent petroleum reserve engineers.

                                                    Liquid          Natural
                                                   Hydrocarbons       Gas
                                                   ------------   -----------
                                                    (Barrels)        (Mcf)
Proved developed and undeveloped reserves:
   Balance at December 31, 1993 ............         2,060,000      7,309,000
     Revisions of previous estimates .......           240,000     (1,374,000)
     Production ............................          (207,000)      (256,000)
                                                    -----------    -----------
   Balance at December 31, 1994 ............         2,093,000      5,679,000
     Revisions of previous estimates .......          (245,000)    (2,290,000)
     Production ............................          (176,000)      (497,000)
     Other changes, net ....................           306,000        681,000
                                                    -----------    -----------
   Balance at December 31, 1995 ............         1,978,000      3,573,000
     Revisions of previous estimates .......          (417,000)      (974,000)
     Production ............................           (81,000)      (209,000)
     Other changes, net ....................           208,000         10,000
                                                    -----------    -----------
   Balance at June 30, 1996 ................         1,688,000      2,400,000
                                                    ===========    ===========

Proved developed reserves:
   December 31, 1994 .......................         1,782,000      4,727,000
   December 31, 1995 .......................         1,722,000      3,378,000
   June 30, 1996 ...........................         1,677,000      2,331,000

All of the above reserves are located in the United States.

           CERTAIN OVERRIDING ROYALTY INTERESTS IN THE PORTILLA FIELD
                    ACQUIRED BY ABRAXAS PETROLEUM CORPORATION

              NOTES TO STATEMENTS OF COMBINED OIL AND GAS REVENUES
                    AND DIRECT OPERATING EXPENSES (CONTINUED)





STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

         The following disclosures concerning the standardized measure of future cash flows from proved crude oil and natural gas reserves are presented in accordance with Statement of Financial Accounting Standards No. 69. The standardized measure does not purport to represent the fair market value of the Properties' proved crude oil and natural gas reserves. An estimate of fair market value would also take into account, among other factors, the recovery of reserves not classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

         Under the standardized measure, future cash inflows were estimated by applying prices at December 31, 1995 and June 30, 1996 to the estimated future production of period-end proved reserves. Future cash inflows were reduced by estimated future production and development costs based on period-end costs to determine pre-tax cash inflows. The Properties are not, nor is the Owner, a separate tax paying entity. Accordingly, the standardized measure of discounted future net cash flows from proved reserves is presented before deduction of federal income taxes.

         Future net cash inflows were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

           CERTAIN OVERRIDING ROYALTY INTERESTS IN THE PORTILLA FIELD
                    ACQUIRED BY ABRAXAS PETROLEUM CORPORATION

              NOTES TO STATEMENTS OF COMBINED OIL AND GAS REVENUES
                    AND DIRECT OPERATING EXPENSES (CONTINUED)





         Set forth below is the Standardized Measure relating to proved oil and gas reserves for December 31, 1995 and June 30, 1996:

                                                              December 31                    June 30
                                                 --------------------------------------
                                                       1994                1995                1996
                                                 ------------------  ------------------ -------------------

     Standardized Measure:
       Future cash inflows .................        $  40,963,000       $  43,052,000      $  38,232,000
       Future production and development
         costs .............................           12,078,000          13,490,000         12,268,000
                                                 ------------------  ------------------ -------------------
                                                       28,885,000          29,562,000         25,964,000
       Discount ............................          (11,498,000)        (10,622,000)       (11,703,000)
                                                 ------------------  ------------------ -------------------
     Discounted future net cash flows
       before income taxes .................        $  17,387,000       $  18,940,000      $  14,261,000
                                                 ==================  ================== ===================

     Change in Standardized Measure (in thousands):
         Standardized Measure, beginning of
         period ............................        $  11,427,000       $  17,387,000      $  18,940,000
             Sales and transfers of gas and
               oil produced, net of
               production costs ............           (2,621,000)         (2,841,000)        (1,482,000)
             Changes in prices, net of
               production and future
               development costs ...........            6,639,000           2,661,000            627,000
             Revisions of previous quantity
               estimates ...................               63,000          (3,168,000)        (4,001,000)
             Accretion of discount .........            1,854,000           1,739,000            947,000
             Additions, revisions, and
               other changes ...............               25,000           3,162,000           (770,000)
                                                 ------------------  ------------------ -------------------
         Standardized Measure, end of
            period .........................        $  17,387,000       $  18,940,000      $  14,261,000
                                                 ==================  ================== ===================


                         Report of Independent Auditors



The Board of Directors and Shareholders
Canadian Abraxas Petroleum Limited (a Canadian corporation)

         We have audited the accompanying balance sheet of Canadian Abraxas Petroleum Limited as of September 30, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Canadian Abraxas Petroleum Limited at September 30, 1996, in conformity with generally accepted accounting principles.



                                                              ERNST & YOUNG LLP

San Antonio, Texas
October 7, 1996

                       CANADIAN ABRAXAS PETROLEUM LIMITED

                                  BALANCE SHEET

                               September 30, 1996


                                     ASSETS

Subscription receivable ..........................       $      1
                                                         --------
     Total assets ................................       $      1
                                                         ========

                      LIABILITIES AND SHAREHOLDER'S EQUITY

Shareholder's equity:
   Common stock, no par value;
    unlimited number of shares authorized,
     issued and outstanding -0- shares
    (Subscribed 1 share) ..........................      $      1
   Preferred stock, no par value; unlimited
     number of shares authorized, issued and
     outstanding -0- shares .......................            -
                                                         --------
                                                         $      1
                                                         ========




                             See accompanying notes.

                       CANADIAN ABRAXAS PETROLEUM LIMITED

                              NOTE TO BALANCE SHEET

                               September 30, 1996


1. ORGANIZATION

ORGANIZATION AND OPERATIONS

         Canadian Abraxas Petroleum Limited, a Canadian Corporation (Canadian Abraxas), was capitalized by Abraxas Petroleum Corporation for the principal purpose of acquiring 100% of the outstanding capital stock of CGGS Canadian Gas Gathering Systems, Inc. (CGGS), after the consummation of the sale of the Nevis Plant. CGGS owns producing properties in western Canada, consisting primarily of natural gas reserves, natural gas gathering systems, and processing facilities. Canadian Abraxas has conducted no business and has no employees or operating history as of September 30, 1996. Due to the absence of business activity as of September 30, 1996, no statement of operations or cash flows is presented.

         On November 14, 1996, Abraxas Petroleum Corporation, through its wholly owned subsidiary, Canadian Abraxas, closed the acquisition of CGGS with a portion of the proceeds from the issuance of $215,000,000 of Senior Notes due 2004 (Notes). Abraxas Petroleum Corporation and Canadian Abraxas are jointly and severally liable for all obligations under the Notes. In connection with the close of the transaction, Canadian Abraxas incurred a liability of approximately $82,000,000 of the $215,000,000 liability. Additionally, in connection with the close of the transaction, CGGS was immediately merged with and into Canadian Abraxas, and Canadian Abraxas, as the surviving entity, used the net proceeds from the sale of the Nevis gas processing plant to retire all of the outstanding debentures of CGGS.